UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 29549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b OR 12(g)) OF THE

SECURITIES EXCHANGE ACT OF 1934

SOUTHERN ITS INTERNATIONAL, INC.

(Exact Name of the Registrant as Specified in its Charter)

Nevada	22-2977583
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

42215 Washington Street, Suite A-345, Palm Desert, CA 92211

(Address of Principal Executive Office and Zip Code)

(442) 300-6522

(Registrant’s Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, Par Value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “non-accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.

Some of the information in this Form 10-12g contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933.These statements express, or are based on, our expectations about future events. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward- looking terminology, such as, “may”, “will”, “expect”, “intend”, “project”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or similar terminology. They include statements regarding our:

•financial position,

•business strategy,

•budgets,

•amount, nature and timing of capital expenditures,

•cash flow and anticipated liquidity,

•future marketing costs,

•acquisition and development of other technologies,

•future demand for our products and services,

•operating costs and other expenses.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:

•general economic conditions,

•our cost of sales,

•our ability to generate sufficient cash flows to operate,

•availability of capital,

•the strength and financial resources of our competitors,

•our ability to find and retain skilled personnel, and

•the lack of liquidity of our common stock.

Any of the factors listed above and other factors contained in this Form 10 could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements n this Form 10. Our forward-looking statements speak only as of the date made.

Southern ITS International, Inc. (“SITS”) (the “Company”) is voluntarily filing this Registration of Securities on Form 10, or this “Registration Statement,” to register its Common Shares (“Shares”)pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this Registration Statement becomes effective, the Company will be subject to the requirements of Regulation 13A under the Exchange Act, which will require it to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and to comply with all other obligations of the Exchange Act applicable to issuers filing Registration Statements pursuant to Section 12(g) of the Exchange Act.

ITEM 1: DESCRIPTION OF BUSINESS

Our Company

Southern ITS International, Inc., a Nevada corporation, (“SITS”, “we”, “us”, “our” or “Company”) was incorporated in the State of Nevada on September 27, 1984 as Numeric Two Corporation. Effective July 10, 1985, we changed our name to Beta Tech Robotics, Inc. On August 28, 1996, we changed our name to Axion Spatial Imaging, Inc. On March 9, 2009, we changed our name to Alco Advanced Technologies, Inc. Finally, on March 21, 2012, we changed our name to Southern ITS International, Inc. From June 30, 2017 to April 30, 2018 the Company did business under the name Evolution Enterprises, Inc. Since May 1, 2018 we have done business as Southern ITS International, Inc., only.

Southern ITS International, Inc. intends to own and/or control a portfolio of highly- successful businesses and will focus on a being a multi- national conglomerate.

The business of our present subsidiaries is as follows: Shibue Couture, Inc., our wholly owned subsidiary, is a designer, manufacturer, and seller of women’s intimate apparel. It was formed in 2008 and is best known for its groundbreaking Shibue “No-Line” Strapless Panty, which has revolutionized both the fashion industry and solved the problem of visible panty-lines for everyday women (www.shibuecouture.com).

The business of our present subsidiaries is as follows: Shibue Couture, Inc., our wholly owned subsidiary, is a designer, manufacturer, and seller of women’s intimate apparel. It was formed in 2008 and is best known for its groundbreaking Shibue “No-Line” Strapless Panty, which has revolutionized both the fashion industry and solved the problem of visible panty-lines for everyday women (www.shibuecouture.com).

Pure Oil & Gas, Inc., our 20% owned subsidiary, intends to acquire, and/or joint venture oil and gas exploration, development, and production oil and gas, primarily in the United States. In December 2022, we reached an agreement with an independent oil & gas operator for the first right of refusal to fund their drilling and completion operations. In the current fiscal year, to date, we have funded two wells, one of which began production of crude oil in the fourth quarter of 2023 and the other will undergo seismic testing to determine if an offset well should be drilled.

Growth Goods, Inc., our 30% owned subsidiary, provides e-Commerce fulfillment services, including online order management, warehousing, distribution, and delivery services for a wide variety of consumer products. It currently handles all of our online order management, warehousing, and distribution needs for our subsidiary, Shibue Couture, Inc.

Prestige Marketing Consultants 3, Inc., our 70% owned subsidiary, participates in the development of our marketing strategy.

Ingenious Roasters LLC, our 45% owned subsidiary, was formed on September 20, 2023 to create and develop exceptional brands within the beverage industry. Their initial focus will be on launching a revolutionary nutrition drink infused with coffee.

The following chart depicts the Company and its subsidiary structure:

Reports to Security Holders

Upon effectiveness of this Registration Statement, we will be subject to the reporting requirements of Section 12(g) of the Exchange Act, and as such, we intend to file all required disclosures. You may read and copy any materials we file with the SEC in the SEC’s Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.report.

Our History

The name of the Issuer is Southern ITS International, Inc. The Company was incorporated as Numeric Two Corporation on September 17, 1984 in the State of Nevada.

On July 10, 1985, prior to issuance of shares, the Company changed its name to Beta Tech Robotics. Inc, (this change was approved by the Company’s original incorporator and director)

On August 28, 1996, the Company changed its name to Axial Spatial Imaging, Inc.

On June 8, 2005, the Company became subject to a Custodianship by Order of the Second Judicial District Court of the State of Nevada, County of Washoe, Case No. CV05-01015, Peter E. Bemey being appointed as Custodian.

On August 2, 2005, the Company filed a Certificate of Amendment with the Nevada Secretary of State changing the name of the Company to Foster Grayson, Inc., reversing the common stock at the ratio of 1- for-600, and reversing the non-voting common stock at the ratio of l-for-2,000 and converting the post-reverse non-voting common stock into shares of common stock.

On April 10, 2007, the Custodian filed a Certificate of Correction with the Nevada Secretary of State, indicating that the Certificate of Amendment filed on August 2,2005 was voted by the Custodian under the authority granted to him by the Court Order dated June 8, 2005.

On September 7, 2007, the Custodian filed a Certificate of Correction with the Nevada Secretary of State, indicating that change of name set forth in the Certificate of Amendment filed on August 2,2005 was to be voided and the name of the Company would revert to Axion Spatial Imaging, Inc.

On April 8, 2008, the Company filed a Certificate of Amendment with the Nevada Secretary of State increasing the authorized number of shares to 1,000,000,000 from 100,000,000.

On May 30, 2008, the Company filed a Certificate of Amendment with the Nevada Secretary of State increasing the authorized number of shares to 10,000,000,000 from 1,000,000,000.

On March 5, 2009, the Company merged with Alco Advanced Technologies, Inc., a Nevada corporation and changed its name to Alco Advanced Technologies, Inc., whereby control of the Company changed such that the control person became Sylvain Desrosiers.

On March 17, 2009, the Company filed a Certificate of Amendment with the Nevada Secretary of State, decreasmg the total number of authorized shares to 110,000,000 with 100,000,000 being shares of common stock and 10,000,000 being shares of preferred stock.

On March 26, 2009. the Company filed a Certificate of Designation with the Nevada Secretary of State creating the 10,000,0000 shares of Series A Preferred Stock.

On April 20, 2010, tire Company filed a Certificate of Amendment with the Nevada Secretary-’ of State, decreasing the number of authorized shares common stock to 350,000,000 and retaining the number of authorized shares of preferred stock being 10,000,000.

On April 22, 2010, the Company filed a Certificate of Amendment with the Nevada Secretary of State, decreasing the number of authorized shares common stock to 100,000.000 and retaining the number of authorized shares of preferred stock being 10,000,000. In addition, the Amendment provided for a l-for-50 reverse split of its common stock.

On September 27, 2011, the Company Amended its Articles of Incorporation to increase the number of authorized shares to 510,000,000, of which 500,000,000 are shares of common stock and 10,000,000 are shares of preferred stock, all of which having been designated as Series A.

On March 21, 2012, the Company effectuated a l-for-300 reverse split of its common stock and changed its name to Southern ITS International, Inc.

On April 17, 2012, the Company acquired Southern ITS Corporation, a Mississippi corporation, which became a wholly owned subsidiary of the Company. At the same time, the Company issued 5,000,000 shares of the Company’s Series A Preferred Stock to Sylvain Desrosiers.

On or about December 21, 2012, the Company effectuated a 2-for-l forward split of its common stock, $0,001 par value per share.

On or about July 17, 2014, the Company filed a Certificate of Amendment with the Nevada Secretary of State, decreasing the number of authorized shares common stock to 250,000,000 and retaining the number of authorized shares of preferred stock being 10,000,000. In addition, the Amendment provided for a l-for-50 reverse split of its common stock.

On or about August 15, 2014, the Company filed a Certificate of Amendment with the Nevada Secretary of State, decreasing the number of authorized shares common stock to 50,000,000 and retaining the number of authorized shares of preferred stock being 10,000,000.

On October 24, 2016, the Company filed a Certificate of Reinstatement with the Nevada Secretary of State.On or about June 29,2017, a change of management occurred with David McCovy being named sole officer and director, subject to performance of obligations pursuant to the certain Exchange Agreement dated June 29, 2017, by and between the Company and Mr. McCovy.

Effective June 30, 2017, the Company filed a Certificate of Amendment with the Nevada Secretary of State increasing the number of authorized shares of its common stock from 60,000,000 to 175,000,000 and retaining the number of authorized shares of preferred stock being 10,000,000, with all shares of preferred stock being designated as Series A..

From June 30, 2017 through April 30,2018, the Company did business under the name of Evolution Enterprises.

On March 26, 2018, the Company’s former officer and director and the holder of all of the super- voting control Series A Preferred Stock, Sylvain Desrosiers, advised Mr. McCovy of his breach of the Exchange Agreement dated June 29, 2017 for non-payment of consideration and advised Mr. McCovy of his need to cure the default and that a failure to cure would result in the Exchange Agreement becoming null and void.

On or about April 30, 2018, the Company’s former officer and director and the holder of all of the super-voting control Series A Preferred Stock, Sylvain Desrosiers, declared Mr. McCovy in default under the Exchange Agreement for non-payment of consideration and declared the Exchange Agreement null and void, removing Mr. McCovy as an officer and director and reinstating himself as sole officer and director.

On June 30, 2020, the Company filed a Certificate of Reinstatement with the Nevada Secretary of State.

On October 14,2020, Sylvain Desrosiers sold all of the issued and outstanding voting control Series A Preferred Stock to Michael Cardwell.

On October 19, 2020, the Company named James E. Shipley as a director. On October 20, 2020, Sylvain Desrosiers resigned as an officer and director and Mr. Shipley was elected as President, Secretary, and Treasurer/CFO of the Company.

On June 2, 2021, the Company amended its Articles of Incorporation to increase the number of authorized shares to 1,000,000,000, with 900,000,000 shares being common stock and 100,000,000 shares being preferred stock.

On May 5, 2022 Financial Capital Group, LLC, James E. Shipley, Manager, purchased all of the issued and outstanding voting control Series A Preferred Stock from Michael Cardwell.

On June 1, 2022 Financial Capital Group, LLC transferred all of the issued and outstanding voting control Series A Preferred Stock to James E. Shipley, individually.

While the Company was in business with the name Axion Spatial Imaging, Inc. its common stock commenced trading on the OTC Markets (Pink Sheets) under the symbol ASII. By order June 8, 2005, Nevada Second District Court in Case Number CV05-01015, appointed a lawful custodian of the company pursuant to Nevada Revised Statutes (NRS) 78.347. As a part of the reorganization that arose from that case the Company merged with Alco Advanced Technologies, Inc., a privately held Nevada corporation. The new control group amended the Company’s Articles of Incorporation to change its name to Alco Advanced Technologies, Inc. at which time its trading symbol on OTC Markets (Pink Sheets) was changed to ALCD.

On March 21, 2012 we again amended our Articles of Incorporation to change its name to Southern ITS International, Inc. at which time its trading symbol on OTC Markets (Pink Sheets) was changed to SITS, its present symbol.

Since their formations none of the Company’s subsidiaries have been subject to any bankruptcy, receivership or similar proceeding nor have any of them undergone material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business except to the extent that Southern ITS International, Inc. acquired ownership interests it its subsidiaries Shibue Couture, Inc., Pure Oil & Gas, Inc., Growth Goods, Inc., Prestige Marketing Consultants 3, Inc. and Ingenious Roasters LLC.

Revenue

Our revenues for the years ended December 31, 2021 and 2022 and for the nine months ended September 30, 2023, are described in detail in the Financial Statement included in this Form 10.

Business Plan

A.Overview of the Company

Our mission is to create a holding company in the market to acquire a stake in various companies both public and private. Wet will focus on building a direct sales network of various products. We will build an experienced management team that will build a diverse portfolio, buying entire companies, or interests therein, involved in technology, oil and gas, manufacturing, real estate, and other sectors, which will then become operating subsidiaries of Southern ITS International.

The Company has completed its PCAOB audits in preparation for filing this Form 10 registration statement and as part of its overall plan to move toward an exchange listing.

Operational Plan

James E. Shipley became the Company’s controlling shareholder in October, 2020. At that time SITS had nominal assets and revenue and no business plan. Mr. Shipley chose to go forward with a business model built around the holding company concept. SITS now functions as a holding company that operates through its subsidiaries within the garment, e-commerce and oil and gas sectors. Our principal operating subsidiaries and their respective businesses are discussed in detail below. SITS wholly owns or has a controlling stake in three of its subsidiaries which conduct their business operations with relative autonomy and are evaluated on their individual performance based upon the type of products and services they offer. Our strategy is to acquire manufacturing capability, routes to market and technology advancements in well-defined geographic, demographic and/or product niches within the business sectors that SITS is focused on. SITS will handle all operations, financing, and marketing, which includes the initiation and expansion of our business development program on a national and international scale.

SITS recognizes that acquisition and joint venture opportunities may present themselves and will be evaluated on the intended targets’ ability to add synergistic value or be rebranded and absorbed into the SITS network. The Company’s full integration model will consist of additional brand creation and development from within the company.

Competitive Business Conditions and Strategy; Our Position in the Industry

Shibue Couture, Inc. was incorporated in 2007 and acquired by the Company in its entirety in 2022. Shibue Couture, Inc. is a designer, manufacturer, and seller of exclusive women’s intimate apparel. Shibue Couture, Inc. specializes in solution products with several what we believe to be unique, innovative and revolutionary designs and function. These products have been developed from a technology for the application of a silicone gel adhesive on fabrics that’s currently in the USPTO as a pending application for a potential patent. It is best known for its groundbreaking Shibue “No-Line” Strapless Panty, which has revolutionized both the fashion industry and solved the problem of visible panty-lines for everyday women (www.shibuecouture.com). Shibue is a solution-based company that is not tied to styles, trends and colors therefore is perceived as the purveyor of a staple item in the intimate apparel world. Shibue has sales of its lingerie products in the United States and internationally to targeted customers. Shibue’s designs are manufactured in China by a contract manufacturer and warehoused in the United States for sale and distribution.

Pure Oil & Gas, Inc., a Wyoming corporation, is a 20% owned subsidiary of the Company and was formed by the Company on November 19, 2021. No consideration was involved in the acquisition of Pure Oil & Gas Inc. It intends to acquire, and/or joint venture oil and gas exploration, development, and production oil and gas, primarily in the United States. In December 2022, we reached an agreement with ICS Energy LLC, an independent oil & gas operator, for the first right of refusal to fund their drilling and completion operations in exchange for a 5% royalty override and a 50% working interest in each well that we fund. Pure Oil & Gas, Inc. has created two Texas Limited Partnerships in which it is the managing General Partner to raise investment capital for placement in projects with ICS Energy. In each limited partnership Pure Oil&Gas, Inc. has a 20% carried working interest. To date we have acquired working interests in two oil wells in south Texas in the third quarter of 2023.

Effective April 18, 2022, the Company acquired a 30% interest in Growth Goods, Inc., a Des Moines, Iowa – based e-Commerce company. Growth Goods, Inc. was formed by the Company and other founders on February 25, 2022. The Company owns 150,000 shares of the 500,000 authorized and issued shares of common stock. No consideration was involved in the acquisition of 30% interest in Growth Goods, Inc. The Company has a controlling financial interest in and is the primary beneficiary of Growth Goods, Inc. being the variable interest entity of the Company. Growth Goods, Inc. provides e-Commerce fulfillment services, including online order management, warehousing, distribution, and delivery services for a wide variety of consumer products. It currently handles all of our online order management, warehousing, and distribution needs for our subsidiary, Shibue Couture, Inc.

Prestige Marketing Consultants 3, Inc., a Delaware corporation, our 70% owned subsidiary, is a marketing consulting company. The Company acquired a 30% interest on December 31, 2022 in exchange for 3,000,000 shares of the Company’s restricted common stock and an additional 40% interest on June 30, 2022 in exchange for 1,200,000 shares of restricted common stock. This acquisition was made in furtherance of the Company’s business plan of acquiring interests in various companies, both private and public, in order to grow our portfolio of businesses.

Ingenious Roasters LLC, our 45% owned subsidiary, was formed on September 20, 2023 to create and develop exceptional brands within the beverage industry. Their initial focus will be on launching a revolutionary nutrition drink infused with coffee.

The materials needed to produce our products are commonly available and easily procured from a wide spectrum of competitively priced suppliers. Distribution of our finished products will be handled by Growth Goods, Inc., principally through its Amazon stores.

Patents, Trademarks, Licenses, Agreements, or Contracts

A utility patent for the functionality of Shibue’s original product the Strapless No-Line Panty was issued on December 28, 2010 and is a 20 year patent, U.S. Patent #7,857,798.

Research and Development

We are not engaged in any research and development activity at this time.

Governmental Issues

There is no need for any government approval of our principal products or services. The Texas Railroad Commission has oversight and regulatory authority over oil and gas exploratory activities and well drilling operations in the State of Texas. The activities of ICS Energy LLC are directly impacted of those regulations, indirectly impacting the operations of Pure Oil and the Company. We have experienced no costs or effects arising from compliance with federal, state or local environmental laws.

Our Strategy

Our strategy is to seek the additional capital necessary to implement and develop the properties described in this registration statement. We believe that by becoming an SEC full reporting Company and seeking an exchange listing, the Company will accomplish these goals.

Employees

As of September 30, 2023, we have no full-time employees other than our officers and directors and no independent contractors. Management is fully engaged in the Company’s endeavors and devotes as much time as it deems necessary to handle the affairs of the Company with other services provided on a contract basis.

Facilities

We do not own or lease any property. We currently have an agreement for a virtual office. Our business mailing address is 42215 Washington Street, Suite A-345, Palm Desert, CA 92211. Our primary phone number is (442) 300-6522.

Our Approach to the Business

We believe there are opportunities to acquire properties and companies that have existing revenue or are now operating under marginal circumstances and can be redeveloped for profitable operation as part of the Company. When we identify such a prospect we determine whether there is reason to believe the prospect has revenue potential or existing operations, determine a value for the prospect, and, if warranted under all the circumstances, pursue acquisition of the prospect.

ITEM 1A: RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this filing before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks related to our business

Because our auditors have issued a going concern opinion and we may not be able to achieve our objectives, we may have to suspend business operations should capital or other resources, such as management or other personnel cease to be available.

Our auditors’ report in our attached financial statements, expressed an opinion that the Company’s capital resources as of September 30, 2023, are not sufficient to sustain operations. These conditions raise substantial doubt about our ability to continue as a going concern. There is the distinct possibility that we will no longer be a going concern and will cease operations.

We depend heavily on our senior management and we may be unable to replace key executives if they leave

The loss of the services of one or more members of our senior management team or our inability to attract, retain and maintain additional senior management personnel could harm our business, financial condition, results of operations and future prospects. Our operations and prospects depend in large part on the performance of our senior management teams, particularly our Chief Executive Officers, Directors Business Development Managers and Secretary/Treasurers both in our parent Company and in our subsidiaries. In addition, we may not be able to find qualified replacements for any of them if their services are no longer available. We do not have key man insurance on our Officers.

We May Depend upon Outside Advisors; Who May Not Be Available on Reasonable Terms and as Needed.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. Our Board, without any input from stockholders, will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.

Our Officers and Directors will continue to have substantial control over us and could delay or prevent a change in corporate control.

As of September, 30 2023, James E. Shipley owns five million (5,000,000) shares of our Series A Preferred Stock, each share of which has five hundred (500) votes. As a result, Mr. Shipley has the ability to determine the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

•delaying, deferring or preventing a change in control of our company;

•impeding a merger, consolidation, takeover or other business combination involving our company; or

•discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

We will require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to implement fully our business plan, which could lead to a decline in reserves.

We are dependent on our ability to obtain financing to supplement our cash flow from operations. Historically, we have financed our business plan and operations primarily with issuances of common stock. We also require capital to fund our capital budget.

We require significant capital in order to expand our operations. We will be required to meet our needs from our internally generated cash flows, debt financings and equity financings.

If our revenues decrease as a result of a lower stock price, operating difficulties, declines in demand for the Company’s products or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. Even if additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations and available under our revolving credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our projects, which in turn could lead to a possible loss of business and a decline in any revenue.

A Volatile and Unpredictable Industry

Recession: The garment industry tends to be more vulnerable during economic downturn than in some other industries. During recession people throughout the economy will try to conserve cash and prioritize their spending. The demand for lingerie products can drop significantly as people either withhold, or reduce the amount they spend on such non-essentials.

Supply chain: Bottlenecks or delays can hinder e-commerce products from moving freely, quickly and in a well-controlled environment across the globe. This is challenging for businesses who rely on timely delivery of third party manufactured goods on a daily basis.

Uncertainty in the oil and gas sector: Investor confidence in oil and gas well projects can change rapidly. Federal government policy can shift from a “green” philosophy discouraging the use of fossil fuels and the production of devices that rely upon them for utility to focus upon an economy driven by “clean” fossil fuels in short order . These are some of the issues which can make investment in the oil and gas business even more unpredictable.

Attempts to grow our business could have an adverse effect on our ability to manage our growth effectively.

Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of markets we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of new employees and independent technical advisors, could have a material adverse effect on our business, financial condition and results of operations.

Litigation

From time to time, we may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. We are not currently a party to any material legal proceedings, nor are we aware of any other pending or threatened litigation that would have a material adverse effect on our business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Risks related to this filing

We Are Not a Reporting Company at this Time, but Will Become One Due to the Filing of this Form 10-12g

Upon the successful filing of this Form 10-12G, we will be subject to the reporting requirements under the Securities and Exchange Act of1934. As a result, shareholders will have access to the information required to be reported by publicly held companies under the Exchange Act and the regulations thereunder. We intend to provide our shareholders with quarterly unaudited reports and annual reports containing financial information prepared in accordance with generally accepted accounting principles audited by independent certified public accountants and intend to register under the Securities Exchange Act, Section 12(g). There can be no assurance that we shall be able to file this Form 10–12G successfully or that we shall become a reporting company.

Reporting Requirements under the Exchange Act and Compliance with the Sarbanes-Oxley Act of 2002, Including Establishing and Maintaining Acceptable Internal Controls over Financial Reporting, Are Costly and May Increase Substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage legal, accounting, auditing and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time- consuming, or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

We are working with our legal, accounting, and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses that will be required in order to adequately prepare for being a public company could be material. We estimate that the aggregate cost of increased legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; consultants to design and implement internal controls; and financial printing alone will be a few hundred thousand dollars per year and could be several hundred thousand dollars per year. In addition, if and when we retain independent directors and/or additional members of senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be material.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations.

We currently are and expect to remain an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, until the earliest of:

•The last day of our fiscal year in which the fifth anniversary of an initial public offering of shares of our common stock occurs;

•The end of the fiscal year in which our total annual gross revenues first exceed $1.0 billion ;

•The date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and

•The last day of a fiscal year in which we (1) have an aggregate worldwide market value of our common stock held by non-affiliates of $700 million or more, computed at the end of each fiscal year as of the last business day of our most recently completed second fiscal quarter and (2) have been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act.

Under the JOBS Act, we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting, until such time as we cease to be an “emerging growth company” and become an accelerated filer as defined in Rule

12b-2under the Exchange Act.

This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to make an election to take advantage of this exemption from new or revised accounting standards.

Risks Related to Our Securities

There has been a public market for our common stock, but our stock price may fluctuate significantly.

There is currently a public market for our common stock. The Company has trading privileges on the OTC Markets Group, Inc. platform. It quoted as a Pink Open Market security under the symbol SITS.

The market price of our common stock could fluctuate significantly as a result of:

•our operating and financial performance and prospects;

•quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•changes in revenue or earnings estimates or publication of research reports by analysts about us or the food service industry;

•liquidity and registering our common stock for public resale;

•actual or unanticipated variations in our reserve estimates and quarterly operating results;

•sales of our common stock by our stockholders;

•increases in our cost of capital;

•changes in market valuations of similar companies;

•adverse market reaction to any increased indebtedness we incur in the future;

•additions or departures of key management personnel;

•actions by our stockholders;

Stock markets in general experience volatility that often is unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

We do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business. A lack of a revolving credit facility will restrict our ability to pay cash dividends on our common stock, and we may be unable to enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock.

Certain stockholders’ shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly.

As of September 30, 2023, we have outstanding 87,387,328 shares of common stock. Sales of a substantial number of shares of our common stock in the public markets following this filing by any of our existing stockholders (or persons to whom our existing stockholders may distribute shares of our common stock), or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders and purchasers of common stock offered hereby. We are currently authorized to issue 90 million shares of common stock and 10 million shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes. If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock may rely in part on the research and reports that equity research analysts publish about our business and us. We do not control the opinions of these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about our business or us.

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for acquisitions. We may also acquire interests in outside companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Our common stock can become subject to penny stock regulation.

As a penny stock, our common stock may become subject to additional disclosure requirements for penny stocks mandated by the Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the NASDAQ Stock Market or another recognized stock exchange and has a market price of less than $5.00 per share.

Depending upon our stock price, we may be included within the SEC Rule 3(a)(51)definition of a penny stock and have our common stock considered to be a “penny stock,” with trading of our common stock covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934.

Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus may also limit the ability of purchasers of our common stock to sell their securities in the secondary market. Our common stock will not be considered a “penny stock” if our net tangible assets exceed$2,000,000 or our average revenue is at least$6,000,000 for the previous three years.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. If our securities constitute “penny stocks” within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level leading to consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The shares of our common stock may be thinly-traded on the OTC “Pink – Limited Information” marketplace, meaning that the number of persons interested in purchasing our shares of common stock at or near ask prices at any given time may be relatively small or non- existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on securities price. Our Stock Will in All Likelihood Be Thinly Traded and as a Result You May Be Unable to Sell at or near Ask Prices or at All If You Need to Liquidate Your Shares.

We cannot give you any assurance that a broader or more active public trading market for our shares of common stock will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares of common stock at or near ask prices or at all if you need money or otherwise desire to liquidate your shares of common stock of our Company.

OTC Markets Currently Displays “Pink – Current Information” Status

OTC Markets Group, Inc. has confirmed that this company has current disclosure or financial information that meets the requirement for public quoting under Rule 15c2-11. Companies on the Pink Sheets are assigned to one of three tiers by the OTC Markets based upon the amount of disclosure the Company provides to the public. The OTC Pink Current Information is the highest of these tiers, created for companies that voluntarily provide specific disclosures to the OTC Markets.

By filing this Form 10, the Company intends to become a fully-reporting entity with the Securities and Exchange Commission and ultimately upgrade to the OTCQB Venture Market.

Rule 144 Sales in the Future May Have a Depressive Effect on Our Stock Price.

All of the outstanding shares of common stock held by our present officers and directors are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that an affiliate has held restricted securities for one year may, under certain conditions, sell every three months, in brokerage transactions, a number of Shares that does not exceed the greater of 1.0% of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of one year. A sale under Rule 144 or under any other exemption from the Act, may have a depressive effect upon the price of the common stock in any market that may develop.

Loss of Control by Our Present Management and Stockholders May Occur upon Issuance of Additional Shares.

We may issue further shares as consideration for the cash or assets or services out of our authorized but unissued common stock that would, upon issuance, represent a majority of our voting power and equity. The result of such an issuance would be those new stockholders and management would control us, and persons unknown could replace our management at this time. Such an occurrence would result in a greatly reduced percentage of ownership of us by our current Shareholders.

If the Registration of Our Common Stock Is Revoked in the Future, Our Business Opportunities May Diminish .

In the event our securities registration was to be revoked, we would not have the same ability to raise money through the issuance of shares and could suffer harm in operating our primary business.

ITEM 2: FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This registration statement on Form 10 and other reports filed by the Company from time to time with the SEC (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this report.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this registration statement. In addition to the historical financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this registration statement.

PLAN OF OPERATION

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

Supply chain issues:

Supply chain disruptions have not materially affected our operations or capital resources since formation nor do we believe that they will impact our outlook or future business goals.

Revenues:

The Company generated $244,894 in gross revenues from the conduct of its businesses the nine months ended September 30, 2023, as compared to $91,666 and $0.00 revenues for the fiscal years ended December 31, 2022 and December 31, 2021.

Gross Profit:

Costs of goods sold and gross profit for the nine months ended September 30, 2023 were $132,197 and $112,696; $32,249 and $58,917 for the fiscal year ended December 31, 2022; and $0.00 and $0.00 for the fiscal year ended December 31, 2021.

Operating Expenses:

The Company incurred $1,396,380 in operating expenses during the nine months ended September 30, 2023; $13,203,796 during the fiscal year ended December 31, 2022; and $293,489 for the fiscal year ended December 31, 2021.

Income(loss) from operations:

The Company had a loss from operations in the amount of $(1,283,683) for the nine months ended September 30, 2023 as compared to $(13,144,897) for the fiscal year ended December 31, 2022 and $(293,489)for the fiscal year ended December 31, 2021.

Net income (loss):

The Company had a net loss of $(6,771,886) for the nine months ended September 30, 2023 as compared to $(13,171,602) for the fiscal year ended December 31, 2022 and $(323,795) for the fiscal year ended December 31, 2021.

CASH FLOWS

Cash and cash equivalents as of the nine months ended September 30, 2023 was $224,744 as compared to $13,707 for the fiscal year ended December 31, 2022 and $9,654 for the fiscal year ended December 31, 2021.

Net cash used in our operating activities for the nine months ended September 30, 2023 was $(532,500) as compared to $(193,734) for the fiscal year ended December 31, 2022 and $(293,489) for the fiscal year ended December 31, 2021.

Cash used in investing activities during the nine months ended September 30, 2023 was $(114,000) as compared to $(5,000) for the fiscal year ended December 31, 2022 and $(5,000) during the fiscal year ended December 31, 2021.

Net cash provided by financing activities was $857,547 for nine months ended September 30, 2023 as compared to $202,787 for the fiscal year ended December 31, 2022 and $282,000 for the fiscal year ended December 31, 2021.

COMPANY’S PLAN OF OPERATION FOR THE FOLLOWING 12 MONTHS

In the next twelve months the Company is dependent upon the receipt of capital investment or other financing to fund our ongoing operations and to execute our business plan.

FINANCIAL PLANS

MATERIAL CASH REQUIREMENTS: We must raise substantial amounts of capital to fulfill our business plan. We intend to use equity, debt and project financing to meet our capital needs for acquisitions and investments.

Management has taken action and formulated plans to meet the Company’s operating needs through December 31, 2024 and beyond. The working capital cash requirements for the next 12 months are expected to be generated from operations, sale of company’s stock and additional financing. The Company plans to generate revenues from engaging in creating, selling, distributing our garment and e-commerce products and from our investment activity in oil and gas well development.

AVAILABLE FUTURE FINANCING ARRANGEMENTS: The Company may use various sources of funds, including short-term loans, long-term debt, equity capital, and project financing as may be necessary. The Company believes it will be able to secure the required capital to implement its business plan.

CRITICAL ACCOUNTING POLICIES

All companies are required to include a discussion of critical accounting policies and estimates used in the preparation of their financial statements. On an on-going basis, we evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to our Financial Statements on page F-7. These policies were selected because they represent the more significant accounting policies and methods that are broadly applied in the preparation of our financial statements. However, it should be noted that we intend to acquire new operating businesses. The critical accounting policies and estimates for such new operations will, in all likelihood, be significantly different from our current policies and estimates.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Off-Balance Sheet Arrangements

Per SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. As of September 30, 2023, we have no off-balance sheet arrangements.

Fair Value Measurement

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company’s financial instruments, including cash and cash equivalents, accounts payable, note payable, due to related parties and accrued liabilities, are carried at historical cost.

Revenue Recognition

The Company recognizes revenue from the sale of products in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when a different tax rate is enacted.

Pursuant to the provisions of ASC 740, “Income Taxes,” the Company provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the historical taxable income generation, projected future taxable income, the reversal of existing deferred tax liabilities and tax planning strategies in making this assessment.

Distinguishing Liabilities from Equity

We rely on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. We first determine whether a financial instrument should be classified as a liability. We will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that we must or may settle by issuing a variable number of its equity shares.

Once we determine that a financial instrument should not be classified as a liability, we determine whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). We will determine temporary equity classification if the redemption of the financial instrument is outside the control of our Company (i.e. at the option of the holder). Otherwise, we account for the financial instrument as permanent equity.

Equity Method Investment

The Company accounts for investments in entities in which the Company has significant influence over the entity’s financial and operating policies, but does not control, using the equity method of accounting. The equity method investments are initially recorded at cost, and subsequently increased for capital contributions and allocations of net income, and decreased for capital distributions and allocations of net loss. Equity in net income (loss) from the equity method investment is allocated based on the Company’s economic interest. Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that a loss in value of the equity method investment is other than temporary, an impairment loss is measured based on the excess of the carrying amount of an investment over its estimated fair value. Impairment analyses are based on current plans, intended holding periods, and available information at the time the analysis is prepared.

Share-based Compensation

The Company accounts for share-based compensation under the fair value method in accordance with ASC 718, “Compensation – Stock Compensation,” which requires all such compensation to employees and non-employees to be calculated based on its fair value of the equity instrument at the grant date and recognized in the earnings over the requisite service or vesting period.

Recently Issued Accounting Pronouncements

In May 2017, the FASB issued ASU No 2017-09 “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting” ASU 2017-09 provides clarity and reduces both (i) diversity in practice and (ii) cost and complexity when applying the guidance in Topic718, Compensation-Stock Compensation, to a change to the terms or conditions of a share-based payment award. The amendments in ASU 2017-09provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all three of the following are met: (1) The fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement is used) of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification. (2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified. (3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. Note that the current disclosure requirements in Topic 718 apply regardless of whether an entity is required to apply modification accounting under the amendments in ASU 2017-09. ASU 2017-09 is effective for all annual periods.

Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on our consolidated financial statements and related disclosures.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management conducted an evaluation, with the participation of our Chief Executive Officer of the effectiveness of our disclosure controls and procedures (as defined in Rules13a-15Iand 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this registration statement on Form 10. Based on that evaluation, we concluded that because of the material weakness and significant deficiencies in our internal control over financial reporting described below, our disclosure controls and procedures were not sufficient as of the period ended September 30, 2023.

Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for the preparation of our financial statements and related information. Management uses its best judgment to ensure that the financial statements present accurately, in material respects, our financial position and results of operations in fairness and conformity with generally accepted accounting principles.

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate, and that the assumptions and opinions in the preparation of financial statements are reasonable. There are inherent limitations in the effectiveness of any system of internal controls, including the possibility of human error and overriding of controls. Consequently, an ineffective internal control system can only provide reasonable, not absolute, assurance with respect to reporting financial information.

Our internal control over financial reporting includes policies and procedures that: (i) pertain to maintaining records that, in reasonable detail, accurately and fairly reflect our transactions; (ii) provide reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles and that the receipts and expenditures of company assets are made in accordance with our management’s and directors’ authorization; and (iii) provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use, or disposition of assets that could have a material effect on our financial statements.

We conducted an evaluation of the effectiveness of our internal control over financial reporting, based on the framework in “Internal Control Integrated Framework” issued by the Committee of Sponsoring Organizations of the Tread way Commission (“COSO”) and published in 2013, and subsequent guidance prepared by COSO specifically for smaller public companies. Based on that evaluation, management concluded that our internal control over financial reporting was not sufficient as of the period ended September 30, 2023.

A significant deficiency is a deficiency, or combination of deficiencies in internal control over financial reporting, that adversely affects the entity’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected by the entity’s internal control. A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Management identified the following material weakness and significant deficiencies in its assessment of the effectiveness of internal control over financial reporting as of September 30, 2023.

We expect to be materially dependent on a third party that can provide us with accounting consulting services for the foreseeable future. Until such time as we have a chief financial officer with the requisite expertise in U.S. GAAP, there are no assurances that the material weakness and significant deficiencies in our disclosure controls and procedures and internal control over financial reporting will not result in errors in our financial statements, which could lead to a restatement of those financial statements. Our management does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and maintained, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must account for resource constraints. In addition, the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, can and will be detected.

This registration statement on Form 10 does not include an attestation report from our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to rules of the Commission that permit us to provide only management’s report in this registration statement on Form10.

Changes in Internal Controls over Financial Reporting

There have been no changes in our internal control over financial reporting during the period ended September30,2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 3: PROPERTIES

The Company neither leases nor owns any real property. It maintains a virtual office at 42215 Washington Street, Suite A-345, Palm Desert, CA 92211.

ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 30, 2023 the number and percentage of the outstanding shares of Common Stock, which according to the information available to us, were beneficially owned by each director, officer or holder of more than 5% of the Company’s Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. For purposes of this disclosure, beneficial ownership of Company shares has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, which provides that a beneficial owner includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security, or who can obtain beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding Shareholder securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

COMPANY INSIDERS AND AFFILIATES

Name of	Affiliation with Company	Residential	Number of	Share	Ownership	Names of control
Officer/Director or	(e.g., Officer	Address (City /	shares	type/class	Percentage	person(s) if a
Control Person	Title/Director/Owner of more than 5%)	State Only)	owned		of Class Outstanding (1)	corporate entity
James E. Shipley (2)(3)	Pres./Sec./Director and 5% Shareholder	Palm Desert, CA	-0-	Common	-0-	N/A
			5,000,000	Series A Preferred	100%
			5,000,000	Series B Preferred	33.33%
			114,810	Series D Preferred	4.59%
Chad Allen Shipman (4)	Vice-President - Director of Internet Sales and 5% Shareholder	Waterloo, IA	5,000,000 250,000	Series E Preferred Common	50% 0.30%	N/A
Jeremy Larsen (5)	Vice-President - Director of Marketing and 5% Shareholder	Scottsdale, AZ	5,000,000 4,250,000	Series E Preferred Common	50% 5.15%	N/A
Timothy M. Hasey and Barbara D. Trustees, Hasey Revocable Trust	5% Shareholder	Concord, CA	4,720,000	Common	6.08%	N/A
Russell Kidder	Chief Compliance Officer and 5% Shareholder	Palm Springs, CA	5,000,000	Series B Preferred	33.33%	N/A
Jenny Buettner	5% Shareholder	Henderson, NV	1,715,140	Series D Preferred	68.61%	N/A
Gil Irey	Assistant Treasurer and 5% Shareholder	Waterloo, IA	5,000,000	Series B Preferred	33.33%	N/A
James Brownell	5% Shareholder	Huntington Beach CA	288,000	Series D Preferred	11.52%	N/A

Eduardo Gonzales	5% Shareholder	Lake Elsinore, CA	1,250,000	Series G Preferred	100%	N/A
Compassionate Trust 2	5% Shareholder	Cypress, TX	1,000,000	Series H Preferred	100%	William Holder, Jr. Trustee
Daniel Cohen	5% Shareholder	Ft. Lauderdale, FL	40,000	Series I Preferred	100%	N/A
Notes:

(1)The percentage of common shares owned is based on 87,387,328 shares issued and outstanding on 9/30/23. The percentage of Series A preferred stock is based on 5,000,000 shares issued and outstanding on 9/30/23. The percentage of Series B preferred stock is based on 15,000,000 shares issued and outstanding on 9/30/23/23. The percentage of Series D preferred stock is based on 2,500,000 shares issued and outstanding on 9/30/23. The percentage of Series E preferred stock is based on 10,000,000 shares issued and outstanding on 9/30/23. The percentage of Series G preferred stock is based on 1,250,000 shares issued and outstanding on 9/30/23.

The percentage of Series H preferred stock is based on 1,000,000 shares issued and outstanding on 9/30/23. The percentage of Series I preferred stock is based on 40,000 shares issued and outstanding on 9/30/23.

(2) Mr. Shipley was elected as a director on October 19, 2020 and as President, Secretary, and Treasurer on 10/20/20.

(3) Mr. Shipley owns the Series D Preferred shares through his control of the Shipley Family Trust.

(4) Mr. Shipman owns the Common Stock shares through his 50% interest in CJX Properties LLC.

(5) Mr. Larsen owns 250,000 shares of the Common Stock shares through his 50% interest in CJX Properties LLC. The remainder is owned in his own name.

(6) Mr. Kerrins owns 4,000,000 shares of the Common Stock shares in the name of Secure Capital Investments.

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of December 31, 2022 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of shares of common stock outstanding on September 30, 2023, and the shares issuable upon the exercise of options, warrants exercisable, and debt convertible on or within 60 days of September 30, 2023.

ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS

Directors and Officers

The following table sets forth the names, ages, and positions with Southern ITS International, Inc. for each of the directors and officers as of September 30, 2023.

Name	Age	Position	Since
James E. Shipley (1)	88	President, Secretary, Treasurer, Director	October, 2020
Chad Allen Shipman (2)	47	Vice-President - Director of Internet Sales	January, 2022
Jeremy Larsen (3)	47	Vice-President - Director of Marketing	January, 2022
Russell Kidder (4)	76	Chief Compliance Officer	October, 2020
Gil Irey (5)(6)	62	Assistant Treasurer	May, 2023
Abby Sires	43	President of Shibue Couture, Inc.	April, 2022
Keith Kerrins	60	President of Prestige Marketing Consultants 3, Inc.	1998

(1)Mr. Shipley holds the following positions in Shibue Couture, Inc. and Pure Oil & Gas, Inc. : Director

(2)Mr. Shipman holds the following positions in Pure Oil & Gas, Inc. : Vice-President and Director

(3)Mr. Larsen holds the following positions in Pure Oil & Gas, Inc. President and Director

(4)Mr. Kidder holds the following positions in Pure Oil & Gas, Inc. : Secretary and Director

(5)Mr. Irey holds the following positions in Pure Oil & Gas, Inc. : Treasurer and Director

(6)Mr. Irey holds the following positions in Ingenious Roasters LLC: President

None of the Officers and Directors hold a directorship in any other publicly held company.

All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of the Board of Directors. The following is information on the business experience of each director and officer.

James E. Shipley, President, Secretary, Treasurer, Director

James E. Shipley, President, CEO and Chairman of the Board has been involved in various public companies. His professional experience starts in 1961 in Chicago working with various insurance companies, mutual fund companies and financial firms. From 1968 through 1994 was involved in financing and the home building business and participated in building 269 homes in North Las Vegas as well as various developments in Orange County, San Diego, and Riverside Counties. Through 1994 through 2020, he served as President, and CEO of various public companies. He was President and CEO of EMB Corporation, which operated several financial services subsidiaries and owned EMB Mortgage Corporation. Mr. Shipley secured a warehouse mortgage line of credit for EMB Mortgage Corporation with a major New York Stock Exchange Financial Company in the amount of $500 million dollars. He also secured for EMB Mortgage a partnership with INTEL Corporation to become one of the first mortgage companies to complete mortgage applications through video conferencing using the INTEL Pro Share Conference Hardware and EMB Mortgage application software. Mr. Shipley became President, CEO and a director of the Company in October, 2020 and presently continues in those capacities. From November 2021 to November 2022, he served as President and a director, and, from November 2022 to present, as a director of the Company’s subsidiary, Pure Oil & Gas, Inc.

Chad Allen Shipman, Vice-President - Director of Internet Sales

Chad Allen Shipman’s executive responsibilities in SITS include roles as Vice President, Director of Internet Sales with a focus on Shibue Couture, Inc., and Vice President and Director at Pure Oil & Gas, Inc.

Mr. Shipman has two decades of experience in real estate management and is the Owner and President of New Era Rentals LLC and CJX Properties LLC, where he manages a substantial portfolio of 125 residential doors valued at over $6.5 million in property. In his home town of Waterloo, Iowa he is well known for his exceptional leadership as the Project Director for the community efforts at the East Athletic Campus of East High. This ambitious $6 million endeavor aims to transform the campus into a state-of-the-art facility benefitting the school district and the community, with a particular focus on youth and shared programming for the City.

Mr. Shipman holds a Business Administration Degree from Hawkeye Community College and continues to invest in personal development. He is an active member of the American Red Cross Black Hawk County Board, Junior Achievement NE Iowa Board, and Main Street Waterloo Board.

Jeremy Larsen, Vice-President - Director of Marketing

Jeremy Larsen is a seasoned entrepreneur with a diverse track record of success across multiple industries and decades. Embarking on his professional journey at the age of 19, he managed hotels while concurrently pursuing a full-time education in Real Estate Finance and Economics at the University of Northern Iowa. After graduating, Mr. Larsen established two successful real estate companies in both residential and commercial sectors. In 2009, he ventured into the realm of direct sales. In 2013, Jeremy and his wife, Courtney, founded their privately owned Amazon selling business. Serving as CEO, Mr. Larsen oversees a top 5% Amazon selling business. In addition to his role in the Company he is President of Pure Oil & Gas, the Company’s subsidiary engaged in oil and gas exploration, acquisition and production.

Russell Kidder, Chief Compliance Officer

For over 25 years, Russell Kidder has served as a consultant to a number of small private and public companies, assisting them in capital formation, mergers and acquisitions, securities reporting compliance issues and general corporate administration. In addition, Mr. Kidder has served as an officer and/or director of various business enterprises during this period. He served as Managing Director of EMB Mortgage Corporation. from 1995 until 2000. In December 2005, Mr. Kidder was named Secretary of TRAC Financial Group, Inc. He continued to serve in that capacity following a change in control of the company and name change to FINI Group, Inc. on July 28, 2006, until July 2007. From July 2007 through October 2007, Mr. Kidder served as Secretary of Asset Capital Group, Inc. From December 2008 to November 2013, Mr. Kidder served as President and a director of Turnaround Partners, Inc., later known as ACT Clean Technologies, Inc. Beginning in April 2022 until present, Mr. Kidder served as Chief Compliance Officer of the Company and, from November 2022 to present has served as Secretary and a director of the Company’s subsidiary, Pure Oil & Gas, Inc. Mr. Kidder earned his B.A. in Political Science and his Juris Doctor Degree from the University of Southern California.

Gil Irey, Assistant Treasurer

Gilmore J. Irey is currently serving as the Chief Executive Officer at Cedar Valley Medical Specialists, P.C. in Waterloo, IA. Mr. Irey has been at the helm of the organization’s growth from its inception in November, 1994. Under his guidance, Cedar Valley Medical Specialists has evolved into a healthcare network with over 490 employees and 115 providers across 42 clinic sites. His responsibilities as CEO include negotiating managed care contracts, cultivating strategic relationships with provider organizations, overseeing recruitment of professional staff, and leading a12-member management team in executing all administrative and strategic functions. Reporting to a 9-physician member Board of Directors, Mr. Irey has played a central role in steering Cedar Valley Medical Specialists to an operating budget exceeding $100,000,000. Prior to his current role, he held key positions at medical institutions, including John Deere Health Care, where he served as Director of Operations from April 1991 to November 1994. From February 1990 to April 1991. Mr. Irey served as President and CEO of Preference Health Plans, Inc. He earned a Master of Business Administration from St. Ambrose University in December 1989, complementing his Bachelor of Arts degree in Health Care, Finance, and Accounting from Concordia College in 1983. Beyond his professional accomplishments, Mr. Irey actively contributes to the industry and community. He is a member of the Health Care Financial Management Association, holds the certification of Manager of Patient Accounting, and is associated with the Group Health Association. He has also shared his expertise as a lecturer in the St. Ambrose MBA Program and the University of Iowa MHA Program.

Abby Sires, President of Shibue Couture, Inc.

Abbey Sires is the President of our Shibue Couture, Inc. subsidiary. In that capacity she works in conjunction with our Vice Presidents to co-ordinate the design, manufacture and delivery of our Shibue products to our warehouses in the United States. She is the public presence of Shibue at fashion shows and photoshoots featuring our products.

Ms. Sires has a business background in retail sales and in the hospitality industry while attending Hawkeye Community College, Waterloo, Iowa, where she earned an Associate of Arts degree with an Expanded Functions Dental Assisting Certification . From 2005 through 2015 Ms. Sires worked in a dental practice becoming its Head Assistant with responsibilities for inventory management and bookkeeping. From 2015 to present time Ms. Sires has been employed by Kinzie LLC, an Internet marketing business where she has risen from Operations Manager to Vice President where she has been responsible for product selection, vendor relationships, human resources, inventory management, and oversight of multiple platforms, and customer service.

Keith Kerrins, President of Prestige Marketing Consultants 3, Inc.

Keith Kerrins is the President of our Prestige Marketing Consultants 3 Inc. subsidiary. He incorporated the company in 1998 and was its sole owner, director and officer until selling a 70% interest to SITS in 2023.

Mr. Kerrins attended Long Beach State University and the University of Texas- Austin. He played professional tennis for 6 years and continues to be a part of the game. Through Prestige Marketing Consultants 3 Inc. he has been in the capital raising and lead generating industry for the last 28 years helping client companies with their investor needs whether it be marketing campaigns or generating financial qualification leads. Prestige has been operating for the past 25 years from the same office and with the same phone numbers.

Board Meetings

The Board of Directors meets at least four times during the year. All directors attended at least 75 percent of the meetings of the Board.

Board Compensation

SITS’ Directors are not compensated for attending meetings of the Board of Directors or for attending meetings of Board committees. Expenses are reimbursed.

Corporate Governance and Director Independence

The Company has not established its own definition for determining whether its directors and nominees for directors are “independent” nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current director would not be deemed to be “independent” under any applicable definition given that he is an officer of the Company; nor established any committees of the board of directors.

Given the nature of the Company’s business, its brief history base and the current composition of management, the board of directors does not believe that the Company requires any corporate governance committees at this time.

As of the date hereof, the entire board serves as the Company’s audit committee.

ITEM 6: EXECUTIVE COMPENSATION

Annual Compensation

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to Southern ITS International, Inc. for the years ended December 31, 2021, December 31, 2022; and through September 30, 2023 of those persons who were executive officers of SITS for the period ending September 30, 2023,or who receive annual salary and bonuses exceeding $100,000.

	Annual Compensation	Long Term Compensation
Name and Principal Position	Year	Salary ($)	Warrant Awards ($)
James E. Shipley President, Secretary and Treasurer	2023	$225,000(1)	None
	2022	$225,000(2)	None
	2021	$131,140.00	None
Chad Allen Shipman Vice President-Director of Internet Sales	2023	$0.00	None
	2022	$0.00	None
	2021	$0.00	None
Jeremy Larsen Vice President-Director of Marketing	2023	$0.00	None
	2022	$0.00	None
	2021	$0.00	None
Russell Kidder Chief Compliance Officer	2023	$135,000(3)	None
	2022	$148,000(4)	None
	2021	$10,369.00	None
Gil Irey Assistant Treasurer	2023	$0.00	None
	2022	$0.00	None
	2021	$0.00	None
Abbey Sires President of Shibue Couture, Inc.	2023	$0.00	None
	2022	$0.00	None
	2021	$0.00	None
Keith Kerrins President of Prestige Marketing Consultants 3, Inc.	2023	$0.00	None
	2022	$0.00	None
	2021	$0.00	None

(1)Accrual $225,000; paid $21,953.

(2)Accrual $225,000; paid $33,263

(3)Accrual $135,000; paid $12,000

(4)Accrual $148,000; paid $6,000

Stock Options

No options are currently issued to any executive, employee, consultant or investor.

Executive Compensation Arrangements

Southern ITS International Inc. has entered into employment contracts with Mr. Shipley as President and with Mr. Kidder as Chief Compliance Officer. Their respective salaries are being accrued with periodic draws being taken against such accruals. Additionally an aggregate of fifteen million shares of Series B Convertible Preferred Stock have been issued to our President (10,000,000 shares) and to our Chief Compliance Officer (5,000,000 shares) and an aggregate of ten million shares of Series E Preferred Stock to Mr. Shipman as VP-Director of Internet Sales (5,000,000 shares) and Mr. Larsen as VP-Director of Marketing (5,000,000 shares).

ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our president owns 100% of our Series A Preferred Stock and therefore controls any shareholder vote. This may allow for a selection of directors and management which favors management and may place all other shareholders at a disadvantage.

Stock Options

The Company has no stock option or similar plan at this time.

ITEM 8: LEGAL PROCEEDINGS

Neither Southern ITS International, Inc. nor any of its officers, directors or holders of five percent or more of its common stock is a party to any additional material pending legal proceedings and to the best of our knowledge, no additional such proceedings by or against SITS or its officers, or directors or holders of five percent or more of its common stock have been threatened.

ITEM 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price

Our common stock is currently quoted on the OTC market “Pink Sheets” under the symbol SITS. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Period	High ($)	Low ($)
Quarter Ended September, 2023	.087	.042
Quarter Ended June, 2023	.0855	.025
Quarter Ended March, 2023	.0479	.015
Quarter Ended December, 2022	.0697	.02
Quarter Ended September, 2022	.07	.038
Quarter Ended June, 2022	.0878	.04
Quarter Ended March, 2022	.0954	.0495
Quarter Ended December, 2021	.099	.0699
Quarter Ended September, 2021	.09	.0397
Quarter Ended June, 2021	.0945	.0501
Quarter Ended March, 2021	.0755	.0084

Our Common Stock

We have 87,387,328 shares of common stock issued and outstanding as of September 30, 2023. Of those shares officers, or directors or holders of five percent beneficially own, directly or indirectly, 8,970,000 shares. Non-affiliates hold 78,417,328 shares. Per OTC Markets as of September 30, 2023 there are 47,495,689 of unrestricted common shares of SITS stock issued and outstanding. SITS has not agreed to register under the Securities Act for sale by security holders any part of its issued and outstanding shares of common stock. As of September 30, 2023 were 124 holders of record of our common stock listed by our transfer agent. The common stock holdings of the officers, directors and affiliates are as set forth above in Item 4. The last NOBO list acquired by the Company in October, 2023 for the period ending June 30, 2023 reported 950 accounts.

Dividend Policy

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, any preferred stock instruments, and any future credit arrangements may then impose.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plans.

ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 2021 through September 30, 2023, we sold and issued the unregistered securities described below. We believe that each of the securities transactions from the last three years described below was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) as a transaction not involving any public offering and Regulation D promulgated under the Securities Act of1933. In each case, the number of investors was limited, the investors were either all accredited and/or otherwise qualified and had access to material information about the registrant, and restrictions were placed on the resale of the securities sold.

Date of Transaction	Transaction type (e.g. new issuance, cancellation	Number of Shares issued (or cancelled)	Class of Securities	Value of shares issued ($/per share) at issuance	Were the shares issued at a discount to market price at the time of issuance? (Yes/No)	Individual/entity Shares were issued to (entities must have individual with voting/ investment control disclosed).	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemption or Registration Type.
5/20/21	New Issuance	5,839,000	common	$0.001	Yes	CLL Firm LLC (Cheryl Ketner, Manager)	Conversion of Promissory Note	Unrestricted	4(a)(1)
7/27/21	New Issuance	4,000,000	common	$0.025	Yes	Timothy M. Hasey and Barbara D. Hasey, Trustees	Conversion of Promissory Note	Restricted	144
8/16/21	New Issuance	5,000,000	common	$0.001	Yes	CLL Firm LLC (Cheryl Ketner, Manager)	Conversion of Promissory Note	Unrestricted	4(a)(1)
8/19/21	New Issuance	4,000,000	common	$0.019	Yes	Jeremy Larsen	Conversion of Promissory Note	Restricted	144
12/29/21	New Issuance	1,000,000	common	$0.03	Yes	Lawrence Lemanski	Conversion of Promissory Note	Restricted	144
12/29/21	New Issuance	333,334	common	$0.03	Yes	Robert J. Bums and Sandra T. Burns, Trustees	Conversion of Promissory Note (1)	Restricted	144
1/04/22	New Issuance	625,000	common	$0.04	Yes	Robert E. Jeter	Cash	Restricted	144
1/04/22	New Issuance	250,000	common	$0.04	Yes	Carlos Rios	Cash	Restricted	144
2/09/22	New Issuance	5,000,000	common	$0.001	Yes	CLL Firm LLC (Cheryl Ketner, Manager)	Conversion of Promissory Note	Unrestricted	4(a)(1)
3/15/22	New Issuance	250,000	common	$0.025	Yes	Robert E. Jeter	Cash	Restricted	144
3/15/22	New Issuance	250,000	common	$0.025	Yes	Travis L. Watters	Cash	Restricted	144
3/15/22	New Issuance	250,000	common	$0.025	Yes	Jeffrey A. Haymans	Cash	Restricted	144
3/15/22	New Issuance	100,000	common	$0.03	Yes	Lawrence Lemanski	(2)	Restricted	144

3/25/22	New Issuance	250,000	common	$0.04	Yes	Ivan Bell	Conversion of Promissory Note	Restricted	144
3/25/22	New Issuance	625,000	common	$0.032	Yes	Paul Young	Conversion of Promissory Note	Restricted	144
4/01/22	New Issuance	1,716,140	Series D Preferred	$1.00	N/A	Jenny Buettner	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	3,600	Series D Preferred	$1.00	N/A	Juli Halopoff	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	94,725	Series D Preferred	$1.00	N/A	Kari Loftin	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	114,810	Series D Preferred	$1.00	N/A	Shipley Family Trust (James E. Shipley)	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	21,375	Series D Preferred	$1.00	N/A	John McIntyre	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	288,000	Series D Preferred	$1.00	N/A	James Brownell	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	118,800	Series D Preferred	$1.00	N/A	Douglas Kinsey	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	28,350	Series D Preferred	$1.00	N/A	Bruce Waldman and Mark Waldman	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	5,175	Series D Preferred	$1.00	N/A	Robert Polentz	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	87,975	Series D Preferred	$1.00	N/A	Jeff Weiderkher	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	8,325	Series D Preferred	$1.00	N/A	Andrea Blumenthal	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	3,375	Series D Preferred	$1.00	N/A	Laura Lee Brown	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	10,350	Series D Preferred	$1.00	N/A	Shereen Tomey	Acquisition of Shibue Couture, Inc.	Restricted	144
4/01/22	New Issuance	10,000,000	Series B Preferred	$0.43	N/A	James E. Shipley	Employment Agreement	Restricted	144
4/01/22	New Issuance	5,000,000	Series D Preferred	$0.43	N/A	Russell Kidder	Employment Agreement	Restricted	144
4/04/22	New Issuance	250,000	Common	$0.04	Yes	Timothy Holt	Conversion of Promissory Note	Restricted	144
4/04/22	New Issuance	600,000	Common	$0.001	Yes	Dynamic Growth Media LLC (Richard Silverman)	Consulting Services	Restricted	144

4/04/22	New Issuance	3,000,000	Common	$0.04	Yes	Secure Capital Investments (Keith Kerrins)	Consulting Services	Restricted	144
4/18/22	New Issuance	5,000,000	Series E Preferred	$0.501	N/A	Jeremy Larsen	Employment Services	Restricted	144
4/18/22	New Issuance	5,000,000	Series E Preferred	$0.501	N/A	Chad Allen Shipman	Employment Services	Restricted	144
6/28/22	New Issuance	1,000,000	Common	$0.04	Yes	Sean Stanowski	Consulting Services	Restricted	144
6/28/22	New Issuance	2,000,000	Common	$0.04	Yes	Macca Holdings, Inc. (Keith J. McNally)	Consulting Services	Restricted	144
6/28/22	New Issuance	1,000,000	Common	$0.04	Yes	Mesa Resources, Inc. (Kevin Chennault)	Consulting Services	Restricted	144
6/28/22	New Issuance	500,000	Common	$0.04	Yes	Gary Giles	Consulting Services	Restricted	144
6/28/22	New Issuance	1,000,000	Common	$0.04	Yes	Secure Capital Investments, (Keith Kerrins)	Consulting Services	Restricted	144
7/12/22	New Issuance	250,000	Common	$0.03	Yes	Marc Ellison	Cash	Restricted	144
7/29/22	New Issuance	200,000	Common	$0.03	Yes	Stanley Rubenstein	Cash	Restricted	144
7/29/22	New Issuance	400,000	Common	$0.03	Yes	Steven Spaeth	Cash	Restricted	144
7/29/22	New Issuance	2,000,000	Common	$0.07	Yes	Prestige Marketing Consultants 3 Inc. (Keith Kerrins)	Equity Investment/ Acquisition	Restricted	144
8/10/22	New Issuance	147,857	Common	$0.03	Yes	Travis I. Watters	Cash	Restricted	144
8/10/22	New Issuance	350,000	Common	$0.03	Yes	Paul R. Botts	Cash	Restricted	144
8/31/22	New Issuance	250,000	Common	$0.03	Yes	Fraser D. Bishop	Cash	Restricted	144
9/29/22	New Issuance	1,250,000	Series G. Preferred	$0.04	N/A	Eduardo Gonzales	Cash	Restricted	144

10/11/22	New Issuance	1,000,000	Common	$0.07	Yes	Prestige Marketing Consultants 3 Inc. (Keith Kerrins)	Equity Investment/ Acquisition	Restricted	144
10/12/22	New Issuance	540,000	Common	$0.019	N/A	Travis Waters	Cash	Restricted	144
10/21/22	New Issuance	571,429	Common	$0.035	N/A	Judy Wagner	Cash	Restricted	144
10/21/22	New Issuance	250,000	Common	$0.08	N/A	Green Forest Resources LLC (J.P. Woodruff)	Consulting Services	Restricted	144
12/9/22	New Issuance	500,000	Common	$0.02	N/A	CJX Properties LLC (Chad Shipman and Jeremy Larsen	Cash	Restricted	144
12/31/22	New Issuance	1,000,000	Series H Preferred	$0.419	N/A	Compassionate Trust 2 (William Holder, Jr., Trustee)	Services	Restricted	144
1/23/23	Share Cancellation	(86,225,000)	Common	$0.001	N/A	David McCovy	Court Order	Restricted	N/A
1/31/23	New Issuance	250,000	Common	$0.02	N/A	Ivan Bell	Cash	Restricted	144
2/01/23	New Issuance	40,000	Series I Preferred	$0.50	N/A	Daniel Cohen	Cash	Restricted	144
2/07/23	New Issuance	1,000,000	Common	$0.04	N/A	Prestige Marketing Consultants 3 Inc. (Keith Kerrins)	Services	Restricted	144
5/5/23	New Issuance	300,000	Common	$0.085	N/A	Debra Bloomfield	Services	Restricted	144
6/20/23	New Issuance	3,000,000	Common	$0.072	N/A	David Rogers	Services	Restricted	144
6/21/23	New Issuance	2,300,000	Common	$0.08	N/A	CLL Firm LLC (Cheryl Ketner, Manager)	Note Conversion	Restricted	144
6/30/23	New Issuance	1,200,000	Common	$0.058	N/A	Prestige Marketing Consultants 3 Inc. (Keith Kerrins)	Equity Investment/ Acquisition	Restricted	144
9/01/23	New Issuance	500,000	Common	$0.02	Yes	Matthew Nikola	Cash	Restricted	144
9/05/23	New Issuance	500,000	Common	$0.02	Yes	Natan E. Capps	Cash	Restricted	144

(1) This promissory note was acquired and converted into shares of common stock during December 2021. No interest was accrued.

(2) These shares were issued to correct the number of shares issued in the Note Conversion on December 29, 2021.

Warrants

As of September 30, 2023 the Company had 40,000 warrants outstanding warrants to purchase up to 40,000 shares of common stock exercisable in two years at $0.75 per share.

ITEM 11: DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Description of Common Stock

Our Articles of Incorporation authorize the issuance of up to 900,000,000 shares of our Common Stock, $0.001 par value per share (the “Common Stock”). Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, and if, declared by our board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. The holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. All shares of Common Stock have equal voting rights, and voting rights are not cumulative.

Description of Preferred Stock

Our Articles of Incorporation authorize our Board of Directors issue one or more classes or series of Preferred Stock. Prior to the issuance of shares of each class or series, our Board of Directors is required by Nevada law and by our Articles of Incorporation to determine the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each such class or series. As a result, our Board of Directors could authorize the issuance of shares of preferred stock that have priority over shares of our Common Stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our Common Stock or that our Common Stockholders otherwise believe to be in their best interests. The Articles currently authorize the issuance of up to100,000,000 shares of preferred stock, par value $0.001. As of the filing of this Form 10 we have created the following classes of Preferred Stock:

The Series A Preferred shares have the following “attributes”:

— They have dividends at the discretion of the Board of Directors

— They have liquidation rights at $0.001 per share

— They have voting rights of 500 votes per 1 share held

— They have no conversion rights

— They are non-redeemable

The Series B Preferred shares have the following “attributes”:

— They have dividends at the discretion of the Board of Directors

— They have liquidation rights at $0.10 per share

— They have voting rights of 1 vote per 1 share held

— They are convertible into common stock at the rate of 10 shares of common stock for each share of Series B

— They are non-redeemable

The Series D Preferred shares have the following “attributes”:

— They have dividends at the discretion of the Board of Directors

— They have liquidation rights at $1.00 per share

— They have voting rights of 1 vote per 1 share held

— They are Convertible into common stock at the rate of 1 share Series D for that number of shares of common stock that are equal to $1.00 based upon OTC Markets Average closing Bid price for 5 days prior to conversion.

— They are Redeemable at $1.00 per share

The Series E Preferred shares have the following “attributes”:

— They have dividends at the discretion of the Board of Directors

— They have liquidation rights at $0.10 per share

— They have voting rights of 1 vote per 1 share held

— They are convertible into common stock at the rate of 10 shares of common stock for each share of Series E

— They are non-redeemable

The Series G Preferred shares have the following “attributes”:

— They have dividends at the discretion of the Board of Directors

— They have liquidation rights at $0.04 per share

— They have voting rights of 1 vote per 1 share held

— They are convertible into common stock at the rate of 25 shares of Series G for that number of shares of common stock that are equal to $1.00 based upon OTC Markets Average closing Bid price for 10 days prior to conversion

— They are non-redeemable

The Series H Preferred shares have the following “attributes”:

— They have dividends at the discretion of the Board of Directors

— They have liquidation rights at $0.10 per share

— They have voting rights of 1 vote per 1 share held

— They are convertible into common stock at the rate of 10 shares of common stock for each share of Series H

— They are non-redeemable

The Series I Preferred shares have the following “attributes”:

— They have dividends at the discretion of the Board of Directors

— They have liquidation rights at $1.00 per share

— They have voting rights of 1 vote per 1 share held

— They are convertible into common stock at the rate of 1 share of Series

I for that number of shares of common stock that are equal to $1.00 based upon 80% of OTC Markets Average closing Bid price for 10 days prior to conversion

(20% discount to market price of common stock)

— They are non-redeemable

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company. Their offices are at 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119. Their telephone number is 800-785-7782. Their website is pacificstocktransfer.com.

ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada General Corporation Law requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of us and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer’s or director’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution. According to our bylaws, we are authorized to indemnify its directors to the fullest extent authorized under Nevada General Corporation Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we are advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our audited financial statements for the financial year ended December 31, 2021 and December 31, 2022 and our unaudited financial statements for the nine months ended September 30, 2023 appear at the end of this registration statement on pages F-1 through F-33.

ITEM 14: CHANGES IN AND DISAGREEMENTS WITH INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with the independent registered public accounting firm regarding accounting and financial disclosure.

ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS

(a) Audited financial statements for the fiscal year periods from January 1, 2021 through December 31, 2022.

(b) Unaudited financial statements for the nine month period from January 1, 2023 through September 30, 2023.

(c) Exhibits.

Copies of the following documents are included as exhibits to this registration statement.

Exhibit Number	Description
3.1	Articles of Incorporation, filed September 27, 1984
3.2	Certificate of Amendment, filed July 10, 1985
3.3	Certificate of Amendment dated August 27, 1996
3.4	Certificate of Amendment dated August 2, 2005
3.5	Certificate of Correction dated September 7, 2007
3.6	Certificate of Change dated April 8, 2008
3.7	Certificate of Amendment dated May 30, 2008
3.8	Articles of Merger March 5, 2009
3.9	Certificate of Amendment dated March 17, 2009
3.10	Certificate of Amendment dated April 20, 2010
3.11	Certificate of Change dated April 22, 2010
3.12	Certificate of Amendment dated September 27, 2011
3.13	Certificate of Amendment dated March 21, 2012
3.14	Certificate of Amendment dated December 5, 2012
3.15	Certificate of Amendment dated July 17, 2014
3.16	Certificate of Amendment dated August 15, 2014
3.17	Certificate of Amendment dated October 25, 2016
3.18	Certificate of Correction dated April 4, 2017
3.19	Certificate of Amendment dated June 30, 2017
3.20	Certificate of Amendment dated June 2, 2021
3.21	Certificate of Amendment dated September 16, 2021
3.22	Certificate of Correction dated May 23, 2022
3.23	Bylaws of the Registrant
4.1	Certificate of Designation dated March 26, 2009 (Series A)
4.2	Certificate of Designation dated October 11, 2021 (Series B)
4.3	Certificate of Designation dated February 28, 2022 (Series D)
4.4	Certificate of Designation dated April 1, 2022 (Series E)
4.5	Certificate of Designation dated September 28, 2022 (Series G)
4.6	Certificate of Designation dated December 14, 2022 (Series H)
4.7	Certificate of Designation dated March 10, 2023 (Series I)
10.1	Stock Purchase Agreement Desrosiers to Cardwell
10.2	Stock Purchase Agreement Cardwell to Financial Capital Group
10.3	Securities Purchase Agreement Financial Capital Group to Shipley
10.4	Employment Agreement with James E. Shipley
10.5	Employment Agreement with Russell Kidder
10.6	Share Exchange Agreement - Shibue Couture, Inc.
10.7	Purchase Agreement ICS Energy LLC
21.1	List of Subsidiaries of the Registrant
21.2	Shibue Couture Inc. Articles of Incorporation
21.3	Pure Oil Inc. Articles of Incorporation
21.4	Prestige Marketing Consultants 3, Inc. Articles of Incorporation
21.5	Growth Goods, Inc. Articles of Incorporation
21.6	Certificate of Revival and Name Change – Prestige Marketing Consultants 3, Inc.
21.7	Ingenious Roasters LLC Articles of Organization
23.1	Consent of Independent Public Accounting Firm

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN ITS INTERNATIONAL, INC.

January 31, 2024	By:	/s/James E. Shipley
President, Secretary/
Treasurer, and Director

FINANCIAL STATEMENTS

Southern ITS International, Inc.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Southern ITS International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Southern ITS International, Inc. as of December 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2022

Lakewood, CO

January 26, 2024

Southern ITS International, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash	$13,707	$9,654
Inventory	10,297	-
Total current assets	24,004	9,654

Equity investment	210,000	5,000
Total Assets	$234,004	$14,654

Liabilities, Mezzanine Equity and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$11,768	$-
Accrued interest	96,584	79,861
Due to related parties	337,287	-
Convertible notes payable	96,649	120,248
Note payable - related party	85,000	85,000
Total current liabilities	627,288	285,109

Total Liabilities	627,288	285,109

Mezzanine Equity:
Series D Preferred stock, $0.001 par value, 2,500,000 shares designated; 2,500,000 and 0 shares issued and outstanding, respectively	2,500,000	-

Stockholders’ Deficit:
Preferred stock, $0.001 par value, 100,000,000 shares authorized
Series A Preferred stock, $0.001 par value, 10,000,000 shares designated; 5,000,000 shares issued and outstanding	5,000	5,000
Series B Preferred stock, $0.001 par value, 15,000,000 shares designated; 15,000,000 and 0 shares issued and outstanding, respectively	15,000	-
Series E Preferred stock, $0.001 par value, 10,000,000 shares designated; 10,000,000 and 0 shares issued and outstanding, respectively	10,000	-
Series G Preferred stock, $0.001 par value, 30,000,000 shares designated; 1,250,000 and 0 shares issued and outstanding, respectively	1,250	-
Series H Preferred stock, $0.001 par value, 1,000,000 shares designated; 1,000,000 shares and 0 share issued and outstanding, respectively	1,000	-
Common stock, $0.001 par value, 900,000,000 shares authorized; 162,562,328 and 137,903,042 shares issued and outstanding, respectively	162,562	137,902
Stock payable	32,500	35,000
Additional paid-in capital	16,551,142	6,051,779
Accumulated deficit	(19,671,738)	(6,500,136)
Total Stockholders' Deficit	(2,893,284)	(270,455)
Total Liabilities and Stockholders' Deficit	$234,004	$14,654

See accompanying notes to consolidated financial statements.

Southern ITS International, Inc.

Consolidated Statements of Operations

	Years Ended
	December 31,
	2022	2021

Revenue
Sales Revenue	$91,166	$-
Cost of Sales	32,249	-
Gross Profit	58,917	-

Operating expenses
General and Administration	86,601	64,213
Professional fees	1,253,545	87,767
Professional fees - related parties	11,503,650	141,509
Management salaries - related parties	360,000	-
Total operating expenses	13,203,796	293,489

Loss from operations	(13,144,879)	(293,489)

Other Income (expense)
Interest expense	(16,723)	(30,306)
Impairment loss on equity investment	(10,000)	-
Total other income (expense)	(26,723)	(30,306)

Loss before income taxes	(13,171,602)	(323,795)

Income tax provision	-	-

Net Loss	$(13,171,602)	$(323,795)

Basic and diluted net income per common share:
Net loss per common share	$(0.09)	$(0.00)
Weighted average number of common shares outstanding	153,147,081	126,479,422

See accompanying notes to consolidated financial statements.

Southern ITS International, Inc.

Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit

For the Year ended December 31, 2022 and 2021

	December 31,		December 31,
	2022		2021
	Shares	Amount	Shares	Amount

Series D Preferred Stock
Balance at beginning of year	-	$-	-	$-
Issuance of preferred D stock for acquisition of Shibue Couture, Inc.	2,500,000	2,500,000	-	-
Balance at end of year	2,500,000	$2,500,000	-	$-

Series A Preferred Stock
Balance at beginning of year	5,000,000	$5,000	5,000,000	$5,000
Balance at end of year	5,000,000	$5,000	5,000,000	$5,000

Series B Preferred Stock
Balance at beginning of year	-	$-	-	$-
Issuance of preferred B stock to related parties for services	15,000,000	15,000	-	-
Balance at end of year	15,000,000	$15,000	-	$-

Series E Preferred Stock
Balance at beginning of year	-	$-	-	$-
Issuance of preferred E stock to related parties for services	10,000,000	10,000	-	-
Balance at end of year	10,000,000	$10,000	-	$-

Series H Preferred Stock
Balance at beginning of year	-	$-	-	$-
Issuance of preferred H stock for services	1,000,000	1,000	-	-
Balance at end of year	1,000,000	$1,000	-	$-

Series G Preferred Stock
Balance at beginning of year	-	$-	-	$-
Issuance of preferred G stock for cash	1,250,000	1,250	-	-
Balance at end of year	1,250,000	$1,250	-	$-

Common Stock
Balance at beginning of year	137,903,042	$137,903	117,730,708	$117,731
Issuance of common stock for cash	6,084,286	6,084	333,334	333
Issuance of common stock for conversion of debt	6,225,000	6,225	19,839,000	19,839
Issuance of common stock for services	9,350,000	9,350	-	-
Issuance of common stock for long-term investment in Prestige Marketing Consultants, Inc.	3,000,000	3,000	-	-
Balance at end of year	162,562,328	$162,562	137,903,042	$137,903

Stock Payable
Balance at beginning of year		$35,000		$-
Issuance of common stock for cash		(35,000)		-
Proceed from common stock subscription		32,500		35,000
Balance at end of year		$32,500		$35,000

Additional Paid-In Capital
Balance at beginning of year		$6,051,779		$5,840,442
Issuance of common stock for cash		161,916		9,667
Issuance of common stock for conversion of debt		38,775		196,000
Warrants issued in conjunction with convertible notes		-		5,670
Issuance of common stock for services		688,630		-
Issuance of common stock for long-term investment in Prestige Marketing Consultants, Inc.		207,000		-
Issuance of Preferred B stock to related parties for service		6,438,606		-
Acquisition adjustment		(2,500,000)		-
Issuance of Preferred E stock to related parties for service		4,997,474		-
Issuance of preferred G stock for cash		48,750		-
Issuance of Preferred H stock for services		418,212		-
Balance at end of year		$16,551,142		$6,051,779

Accumulated Deficit
Balance at beginning of year		$(6,500,136)		$(6,176,341)
Net loss		(13,171,602)		(323,795)
Balance at end of year		$(19,671,738)		$(6,500,136)

Total Stockholders' Deficit at beginning of year		$(270,454)		$(213,168)
Total Stockholders' Deficit at end of year		$(2,893,284)		$(270,454)

See accompanying notes to consolidated financial statements.

Southern ITS International, Inc.

Consolidated Statement of Cash Flow

	Years Ended
	December 31,
	2022	2021

Cash Flows from Operating Activities
Net loss	$(13,171,602)	$(323,795)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation - related parties	11,461,081	-
Stock based compensation	1,117,192	-
Amortization of note discount	-	5,670
Impairment loss on equity investment	10,000	-
Changes in operating assets and liabilities:
Inventory	(10,297)	-
Accounts payable and accrued liabilities	23,169	-
Accrued interest	16,723	24,636
Accrued salary payable to related parties	360,000	-
Net cash used in operating activities	(193,734)	(293,489)

Cash Flows from Investing Activities
Long-term Investment	(5,000)	(5,000)
Net cash used in investing activities	(5,000)	(5,000)

Cash Flows from Financing Activities
Proceeds from issuance of Series G Preferred stock	50,000	-
Proceeds from issuance of convertible notes	10,000	210,000
Proceeds from issuance of Common stock	133,000	10,000
Proceeds from stock payable	32,500	35,000
Advances from related parties	26,170	27,000
Repayment to related parties	(48,883)	-
Net cash provided by financing activities	202,787	282,000

Net change in cash and cash equivalents	4,053	(16,489)
Cash - beginning of period	9,654	26,143
Cash - end of period	$13,707	$9,654

Supplemental cash flow disclosures:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activity:
Issuance of common stock for equity investment in Prestige Marketing Consultants, Inc.	$210,000	$-
Issuance of common stock for conversion of debts	$45,000	$215,839
Issuance for Series D Preferred stock for acquisition of Shibue Couture, Inc.	$2,500,000	$-

See accompanying notes to consolidated financial statements.

Southern ITS International, Inc.

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

NOTE 1 – NATURE AND DESCRIPTION OF BUSINESS

Southern ITS International, Inc. (the “Company”) was incorporated in the State of Nevada on September 27, 1984.

The Company executed an exchange agreement on June 29, 2017 with Evolution Enterprises LLC (“the Subsidiary”) whereby the Company will sell or divest is previous, existing businesses, acquire 100% of the membership interests in Evolution Enterprises LLC for the issuance of 69,000,000 new common shares in the Company, and Evolution Enterprises LLC will become a wholly owned subsidiary of the Company. Subsequently thereto, the Agreement was declared in default.

On November 19, 2021, the Company and other founders formed Pure Oil & Gas Inc. in which the Company holds 20% interest under equity investment.

Effective April 1, 2022, the Company issued an aggregate of 2,500,000 shares of its Series D Preferred Stock in connection with the acquisition of Shibue Couture, Inc.

Effective April 18, 2022, the Company acquired a 30% interest in Growth Goods, Inc., a Des Moines, Iowa – based e-Commerce company. Growth Good, Inc. was formed by the Company and other founders on February 25, 2022. The Company owns 150,000 shares of the 500,000 authorized and issued shares of common stock. No consideration was involved in the acquisition of 30% interest in Growth Goods, Inc. Growth Goods, Inc. was formed as the distribution and warehousing center for Shibue Couture, Inc. The Company has a controlling financial interest in and is the primary beneficiary of Growth Goods, Inc. being the variable interest entity of the Company.

During the year ended December 31, 2022, the Company issued 3,000,000 shares of common stock at $0.07 per share to acquire a 30% interest in Prestige Marketing Consultants, Inc., a State of Delaware, – based marketing consulting company.

As of December 31, 2022, the Company holds 100% interest in Shibue Couture, Inc., 20% interest in Pure, Oil & Gas, Inc., 30% interest in Growth Goods, Inc. and 30% interest in Prestige Marketing Consultants, Inc.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements as of December 31, 2022 include the accounts of the Company, its wholly-owned subsidiary of Shibue Couture, Inc. and its variable interest entity Growth Goods, Inc. All intercompany accounts and activities have been eliminated. These consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company’s financial instruments, including cash and cash equivalents, accounts payable, note payable, due to related parties and accrued liabilities, are carried at historical cost. At December 31, 2022 and 2021, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company does not have any cash equivalents.

Inventory

Inventory is stated at lower of cost or net realizable value, with cost being determined on the first-in, first-out (“FIFO”) method.

No reserves are considered necessary for slow moving or obsolete inventory as inventory on hand at quarter-end was purchased near the end of the quarter. The Company continuously evaluates the adequacy of these reserves and makes adjustments to these reserves as required.

Revenue Recognition

The Company recognizes revenue from the sale of products in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

During the years ended December 31, 2022 and 2021, the Company recognized sales revenue of $91,166 and $0 and incurred cost of sales of $32,249 and $0, resulting in gross profit of $58,917 and $0, respectively.

Segments

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one operating segment and all of the Company’s revenues and operations are currently in the United States.

Earnings (Loss) per Share

The Company computes basic and diluted net loss per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic loss per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding during the reporting period. Diluted loss per share reflects the potential dilution that could occur if convertible notes to issue common stock were converted resulting in the issuance of common stock that could share in the loss of the Company. For the year ended December 31, 2022 and 2021, convertible notes and convertible preferred shares were dilutive instruments and were not included in the calculation of diluted loss per share as their effect would be antidilutive.

	December 31, 2022	December 31, 2021
	(Shares)	(Shares)
Preferred Shares	321,266,618	-
Convertible Notes	85,948,500	80,803,556
Common Stock Payable	1,500,000	-
	408,715,118	80,803,556

As of December 31, 2022, the Company had 34,750,000 shares of preferred stock issued and outstanding that are convertible into 321,266,618 shares of common stock. (Note 8)

As of December 31, 2022 and 2021, the Company had convertible notes of $96,649 and $120,248 that are convertible into 85,948,500 shares and 80,803,556 shares of common stock, respectively. (Note 5)

As of December 31, 2022, the Company had stock payable of $32,500 for outstanding 1,500,000 shares of common stock. (Note 8)

Income Tax

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when a different tax rate is enacted.

Pursuant to the provisions of ASC 740, “Income Taxes,” the Company provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the historical taxable income generation, projected future taxable income, the reversal of existing deferred tax liabilities and tax planning strategies in making this assessment. (Note 9)

Related Party Balances and Transactions

The Company follows FASB ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transaction. (Note 7)

Convertible Financial Instruments

The Company bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable U.S. GAAP.

When the Company has historically determined that the embedded conversion options should not be bifurcated from their host instruments, discounts have been recorded for the intrinsic value of conversion options embedded in the instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the instrument. During the year ended December 31, 2022, the Company has chosen to early adopt of ASU2020-06 and did not record a beneficial conversion feature (“BCF”) discount on the issuance of convertible notes with the conversion rate below the Company’s market stock price on the date of note issuance.

Equity Method Investment

The Company accounts for investments in entities in which the Company has significant influence over the entity’s financial and operating policies, but does not control, using the equity method of accounting. The equity method investments are initially recorded at cost, and subsequently increased for capital contributions and allocations of net income, and decreased for capital distributions and allocations of net loss. Equity in net income (loss) from the equity method investment is allocated based on the Company’s economic interest. Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that a loss in value of the equity method investment is other than temporary, an impairment loss is measured based on the excess of the carrying amount of an investment over its estimated fair value. Impairment analyses are based on current plans, intended holding periods, and available information at the time the analysis is prepared. The Company does not believe that the value of its equity method investment was impaired as of December 31, 2022 and December 31, 2021.

Share-Based Compensation

The Company accounts for share-based compensation under the fair value method in accordance with ASC 718, “Compensation – Stock Compensation,” which requires all such compensation to employees and non-employees to be calculated based on its fair value of the equity instrument at the grant date and recognized in the earnings over the requisite service or vesting period.

During the year ended December 31, 2022 and 2021, the Company recorded $12,578,272 and $0 in stock-based compensation, respectively. The stock-based compensation incurred from common stock awarded to consultants and executives was reported under wages and consulting fees in the statements of operation.

	Year ended
	December 31,
	2022	2021
Common stock award to consultants	$1,117,192	$-
Common stock award to management and executives - related parties	11,461,080	-
	$12,578,272	$-

Accounts Receivable

Accounts receivable represent the Company’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due). The Company’s accounts receivable balances are unsecured, bear no interest and are due upon normally within a year from the date of the sale.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables. The Company considers various factors in establishing, monitoring, and adjusting its allowance for credit losses including the aging of receivables and aging trends, customer creditworthiness and specific exposures related to particular customers. The Company also monitors other risk factors and forward-looking information, such as country specific risks and economic factors that may affect a customer’s ability to pay in establishing and adjusting its allowance for credit losses. Accounts receivable balances are written off after all collection efforts have ceased.

Prepaid Expenses

Prepaid expenses represent prepayment made to vendors and other suppliers for purchasing inventories and other operational purpose.

Property and Equipment

Property and equipment are measured using the cost model and is stated at cost less accumulated depreciation. Acquisition cost includes mainly the costs directly attributable to the acquisition. Depreciation is calculated using the straight-line and declining methods over the estimated useful lives, as more details follow. Depreciation is included in General and Administration expenses and is based on estimated usage for each class of asset.

Advances paid towards the acquisition of property, plant and equipment outstanding at each reporting date and the cost of property, plant and equipment not ready to use before such date are disclosed under capital work-in-progress. Assets not ready for use are not depreciated but are tested for impairment.

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value of the item disposed and proceeds realized thereon.

Impairment

The carrying amounts of the Company’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the cash-generating unit. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”).

An impairment loss is recognized in the income statement if the estimated recoverable amount of an asset or its cash-generating unit is lower than its carrying amount. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit on a pro-rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

An impairment loss in respect of equity accounted investee is measured by comparing the recoverable amount of investment with its carrying amount. An impairment loss is recognized in the income statement, and reversed if there has been a favorable change in the estimates used to determine the recoverable amount.

Loans and borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in the income statement over the period of the borrowings using the effective interest method.

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate method. Gains and losses are recognized in the income statement when the liabilities are derecognized as well as through the effective interest rate amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortization is included as finance costs in the  income statement.

De-recognition

(a)A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the income statement.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources.

Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

Contingent assets are not recognized in the financial statements. A contingent asset is disclosed where an inflow of economic benefits is probable. Contingent assets are assessed continually and, if it is virtually certain that an inflow of economic benefits will arise, the asset and related income are recognized in the period in which the change occurs.

NOTE 3 - GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has an accumulated deficit of $19,671,738 from inception to December 31, 2022 and incurred net loss of $13,171,602 for the year ended December 31, 2022. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to address the going concern issue by funding future operations through revenues, the sale of equity capital and by loans, if needed.

The Company is changing its business operations and anticipates that it will be able to have profitable operations in the near future. The Company believes its current available cash, along with anticipated revenues, will be sufficient to meet its cash needs for the near future. There can be no assurance that future financing will be available in amount for terms acceptable to the Company, if at all.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue its operations is dependent on Management's plans, which include expanding the new business of Shibue and its other subsidiaries, the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

The Company may need to incur additional liabilities with certain related parties to sustain the Company’s existence.

These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - EQUITY INVESTMENT

As of December 31, 2022 and 2021, the Company has equity investment in Prestige Marketing Consultants Inc. of $210,000 and equity investment in Smart Flush Inc. of $5,000, respectively.

During the year ended December 31, 2022, the Company issued 3,000,000 shares of common stock at $0.07 per share to acquire a 30% interest in Prestige Marketing Consultants, Inc., a State of Delaware, – based marketing consulting company (Note 8).

During the year ended December 31, 2022, the Company made investment of $5,000 in Smart Flush Inc. During the year ended December 31, 2022, the investment in Smart Flush Inc. of $10,000 was written off and the Company incurred impairment loss of $10,000.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

As of December 31, 2022 and 2021, the Company had convertible notes payable of $96,649 and $120,248, respectively.

On April 21, 2016, the Company issued a convertible promissory note to CLL Firm LLC in the amount of $3,000. The note bears an 8% interest rate per annum with a maturity date of January 30, 2017. The convertible note may at any time be converted into shares of the Company’s stock at a conversion rate fixed at $0.001 per share. On January 30, 2017, the $3,000 note was amended to extend the maturity date to December 31, 2017. On June 15, 2016, the Company entered into convertible promissory note with CLL Firm LLC in the amount of $28,744, to convert the total amount advanced by CLL Firm LLC, including advances since 2009 and excluding the $3,000 existing note. The note bears an 8% interest rate per annum with a maturity date of June 15, 2018. The convertible note may at any time be converted into shares of the Company’s stock at a conversion rate fixed at $0.001 per share. As of June 12, 2017, the Company consolidated all existing notes, including principal balances and accrued interest, together with additional advances made to June 12, 2017, into a new promissory note with a principal balance of $53,156 in favor of CLL Firm LLC. This note bears interest at 8% per annum, is due on June 23, 2018, and is convertible at any time into shares of the Company’s common stock at a conversion rate of $0.001 per share. During the year ended December 31, 2022 and December 31, 2021, the Company issued 5,000,000 and 10,839,000 shares of common stock for the conversion of convertible note of $5,000 and $9,000 along with accrued interest of $1,839, respectively. As a result of several conversions of the note into shares of the Company’s common stock, as of December 31, 2022 and December 31, 2021, the outstanding balance on the note due to CLL Firm LLC was $24,406 and $29,8406 with accrued interest of $12,409 and $10,385, respectively. Due to being in default, the note is now considered being due on demand.

On December 31, 2020, the Company issued a convertible note to Jeremy Larson in the amount of $75,000 for a loan to the Company. The note bears interest at 9% per annum, is payable two (2) years from issuance, and is convertible from 120 days after issuance to the maturity date into shares of the Company’s common stock at an exercise price of a 10% discount to market price. In addition, the holder of this note was issued 75,000 warrants to purchase one share of Company common stock per warrant at a price of $0.25 per share. The warrants expired on the due date of the note.   During the year ended December 31, 2021, the Company issued 4,000,000 shares of common stock to fully repay note principal amount of $75,000. As of December 31, 2022 and December 31, 2021, the accrued interest was $4,331 and $4,331, respectively.

On December 31, 2020, the Company issued a convertible note to CLL Firm LLC in the amount of $10,842 for loans to and advances made on behalf of the Company during the fiscal year ended December 31. 2020. The note bears interest at 8% per annum, is payable on demand, and is convertible at any time into shares of the Company’s common stock at a conversion rate of $0.001 per share. As of December 31, 2022 and December 31, 2021, the outstanding balance on the note due to CLL Firm LLC was $10,842 and $10,842 with accrued interest of $1,759 and $879, respectively.

On February 3, 2021, the Company issued a convertible note to Timothy Hasey and Barbara Hasey Revocable Trust in the amount of $50,000 for a loan to the Company. The note bears interest at 9% per annum, is payable two (2) years from issuance, and is convertible from 120 days after issuance to the maturity date into shares of the Company’s common stock at an exercise price of a 10% discount to market price. In addition, the holder of this note was issued 50,000 warrants to purchase one share of Company common stock per warrant at a price of $0.25 per share. The warrants expired on the due date of the note.    During the year ended December 31, 2021, the Company issued 2,000,000 shares of common stock to fully repay note principal amount of $50,000. As of December 31, 2022 and December 31, 2021, the accrued interest was $2,375 and $2,375, respectively.

On February 19, 2021, the Company issued a convertible note to Timothy Hasey and Barbara Hasey Revocable Trust in the amount of $50,000 for a loan to the Company. The note bears interest at 9% per annum, is payable two (2) years from issuance, and is convertible from 120 days after issuance to the maturity date into shares of the Company’s common stock at an exercise price of a 10% discount to market price. In addition, the holder of this note was issued 50,000 warrants to purchase one share of Company common stock per warrant at a price of $0.25 per share. The warrants expired on the due date of the note.   During the year ended December 31, 2021, the Company issued 2,000,000 shares of common stock to fully repay note principal amount of $50,000. As of December 31, 2022 and December 31, 2021, the accrued interest was $2,375 and $2,375, respectively.

On March 30, 2021, the Company issued a convertible note to the Timothy Holt in the amount of $10,000 for a loan to the Company. The note bears interest at 9% per annum, is payable two (2) years from issuance, and is convertible from 120 days after issuance to the maturity date into shares of the Company’s common stock at an exercise price of a 10% discount to market price. In addition, the holder of this note was issued 10,000 warrants to purchase one share of Company common stock per warrant at a price of $0.25 per share. The warrants expired on the due date of the note.  During the year ended December 31, 2022, the Company issued 250,000 shares of common stock for the conversion of convertible note of $10,000. As of December 31, 2022, the convertible note was fully converted. As of December 31, 2022, and December 31, 2021 the accrued interest of $925 and $690, respectively.

On July 23, 2021, the Company issued a convertible note to CLL Firm LLC in the amount of $10,000 for loans to and advances made on behalf of the Company as of July 23, 2021. The note bears interest at 8% per annum, is payable on demand, and is convertible at any time into shares of the Company’s common stock at a conversion rate of $0.001 per share. As of December 31, 2022 and December 31, 2021, the outstanding balance on the note due to CLL Firm LLC was $10,000 and $10,000 with accrued interest of $1,173 and $362, respectively.

On August 1, 2021, the Company issued a convertible note to CLL Firm LLC in the amount of $10,000 for loans to and advances made on behalf of the Company as of August 1, 2021. The note bears interest at 8% per annum, is payable on demand, and is convertible at any time into shares of the Company’s common stock at a conversion rate of $0.001 per share. As of December 31, 2022 and December 31, 2021, the outstanding balance on the note due to CLL Firm LLC was $10,000 and $10,000 with accrued interest of $1,127 and $316, respectively.

On September 3, 2021, the Company issued a convertible note to Paul Young in the amount of $20,000 for a loan to the Company. The note bears interest at 9% per annum, is payable two (2) years from issuance, and is convertible from 120 days after issuance to the maturity date into shares of the Company’s common stock at an exercise price of a 10% discount to market price. In addition, the holder of this note was issued 10,000 warrants to purchase one share of Company common stock per warrant at a price of $0.25 per share. The warrants expired on the due date of the note.  During the year ended December 31, 2022, the Company issued 625,000 shares of common stock to fully repay note principal amount of $20,000. As of December 31, 2022 and December 31, 2021, the accrued interest was $1,015 and $595, respectively.

On September 14, 2021, the Company issued a convertible note to Ivan Bell in the amount of $10,000 for a loan to the Company. The note bears interest at 9% per annum, is payable two (2) years from issuance, and is convertible from 120 days after issuance to the maturity date into shares of the Company’s common stock at an exercise price of a 10% discount to market price. In addition, the holder of this note was issued 10,000 warrants to purchase one share of Company common stock per warrant at a price of $0.25 per share. The warrants expired on the due date of the note. During the year ended December 31, 2022, the Company issued 250,000 shares of common stock to fully repay note principal amount of $10,000. As of December 31, 2022 and December 31, 2021, the accrued interest was $480 and $270, respectively.

On September 16, 2021, the Company issued a convertible note to Lawrence Lemanski in the amount of $30,000 for a loan to the Company. The note bears interest at 9% per annum, is payable two (2) years from issuance, and is convertible from 120 days after issuance to the maturity date into shares of the Company’s common stock at an exercise price of a 10% discount to market price. In addition, the holder of this note was issued 30,000 warrants to purchase one share of Company common stock per warrant at a price of $0.25 per share. The warrants expired on the due date of the note. During the year ended December 31, 2021, the Company issued 1,000,000 shares of common stock to fully repay note principal amount of $30,000. As of December 31, 2022 and December 31, 2021, the accrued interest was $780 and $780, respectively.

On October 28, 2021, the Company issued a convertible note to LRS LLC in the amount of $20,000 for a loan made to the Company. The note bears interest at 8% per annum, is payable on demand, and is convertible at any time into shares of the Company’s common stock at a conversion rate of $0.001 per share. As of December 31, 2022 and December 31, 2021, the outstanding balance on the note due to LRS LLC was $20,000 and $20,000 with accrued interest of $1,907 and $284, respectively.

On March 31, 2022, the Company issued a convertible note to CLL Firm LLC in the amount of $11,401 for loans to and advances made on behalf of the Company as of March 31, 2022. The note bears interest at 8% per annum, is payable on demand, and is convertible at any time into shares of the Company’s common stock at a conversion rate of $0.002 per share. As of December 31, 2022 and December 31, 2021, the outstanding balance on the note due to CLL Firm LLC was $11,401 and $0 with accrued interest of $697 and $0, respectively.

On July 6, 2022, the Company issued a convertible note to CLL Firm LLC in the amount of $10,000 for a loan made to the Company. The note bears interest at 8% per annum, is payable on demand, and is convertible at any time into shares of the Company’s common stock at a conversion rate of $0.002 per share. As of December 31, 2022 and December 31, 2021, the outstanding balance on the note due to CLL Firm LLC was $10,000 and $0 with accrued interest of $396 and $0, respectively.

During the year ended December 31, 2021, an aggregate of 235,000 warrants issued in conjunction with the convertible notes were either expired or with the notes fully converted. The note discount on the fair value of $5,670 was fully amortized.

During the year ended December 31, 2022 and 2021, the Company recorded interest expense of $16,723 and $24,636, respectively. As of December 31, 2022 and 2021, the accrued interest payable was $31,748 and $23,643, respectively.

NOTE 6 – NOTES PAYABLE – RELATED PARTY

On July 1, 2017, the Company entered into a promissory note with our sole officer and director, Sylvain Desrosiers in the amount of $107,291 with an interest rate of 20% per annum. The note was partially paid off and as of December 31, 2022 has an outstanding principal balance of $85,000. During the year ended December 31, 2022 and 2021, the Company recorded interest expense of $8,618 and $8,618, respectively. As of December 31, 2022 and 2021, the accrued interest payable was $64,836 and $56,218, respectively. The interest rate was renegotiated to 10% per annum effective January 1, 2018. The note is now payable on demand.

NOTE 7 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2022, the President of the Company made $26,120 advancement to the Company and was repaid for $42,883. The Company accrued management salary of $225,000 for the year ended December 31, 2022. On April 1, 2022, the Company issued 10,000,000 shares of its Series B, Preferred Stock to the President valued at $4,302,404.

During the year ended December 31, 2022, the Company made consulting fee payment of $32,750 to Financial Capital Group, LLC. and Aim Financial Group, LLC for which the President of the Company serving as the general partner.

During the year ended December 31, 2022, the Company accrued management salary of $135,000 for the year ended December 31, 2022 to the CCO of the Company. He was repaid at $6,000. As of December 31, 2022, the amount due to the CCO of the Company was $129,000. On April 1, 2022, the Company issued 5,000,000 shares of its Series B Preferred Stock to the CCO valued at $2,151,202.

During the year ended December 31, 2022, the Company issued 5,000,000 shares of its Series E Preferred Stock to the VP Director of Internet Sales of the Company valued at $2,503,737.  He made $50 advancement to the Company. As of December 31, 2022, the amount due to the VP Director of the Company was $50.

During the year ended December 31, 2022, the Company issued 5,000,000 shares of its Series E Preferred Stock to the VP Director of Marketing of the Company valued at $2,503,737.

As of December 31, 2022 and December 31, 2021, the amount due to related parties was $337,287 and $0, respectively.

NOTE 8 – MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

On June 2, 2021, the Company amended and restated its articles of incorporation to increase its authorized shares of common stock to 900,000,000 shares, par value of $0.001, and authorized shares of preferred stock to One Hundred Million 100,000,000 shares, par value of $0.001.

Mezzanine Equity

Series D Preferred Stock

The Company has designated 2,500,000 preferred shares, par value of $0.001, as Series D Preferred Stock with each share convertible into $1.00 of common stock of the Company.

Effective April 1, 2022, the Company issued an aggregate of 2,500,000 shares of its Series D Preferred Stock at a deemed value of $2,500,000 in connection with the acquisition of Shibue Couture, Inc.

The Company determined that the Series D Preferred Stock should be classified as Mezzanine Equity (temporary equity outside of permanent equity), that the Series D Preferred Stock more closely aligned with debt as the stock has  fixed value of $1 per share or $2,500,000 in total, either redeemable at the company’s option for cash of $1 per share or converted by the shareholder’s option at a conversion value of $1 per share of equivalent common stock.

As of December 31, 2022, 2,500,000 shares of Series D Preferred Stock were issued and outstanding.

Equity

Series A Preferred Stock

The Company has designated 10,000,000 preferred shares, par value of $0.001, as Series A Preferred Stock with preferred voting rights equal to 500 votes for each 1 preferred share. As of December 31, 2022 and 2021, 5,000,000 shares of Series A Preferred Stock were issued and outstanding.

Series B Preferred Stock

The Company has designated 15,000,000 preferred shares, par value of $0.001, as Series B Preferred Stock with conversion rights of 10 shares of common stock for each share of Series B Preferred Stock.

Effective April 1, 2022, the Company issued 10,000,000 shares of its Series B Preferred Stock to the President of the Company valued at $4,302,404 and 5,000,000 shares of its Series B Preferred Stock to the CCO of the Company valued at $2,151,202. (Note 7)

As of December 31, 2022, 15,000,000 shares of Series B Preferred Stock were issued and outstanding.

Series E Preferred Stock

The Company has designated 10,000,000 preferred shares, par value of $0.001, as Series E Preferred Stock with conversion rights of 10 shares of common stock for each share of Series E Preferred Stock.

Effective April 18, 2022, the Company issued 5,000,000 shares of its Series E Preferred Stock to Vice-President-Director of Internet Sales valued at $2,503,737 and 5,000,000 shares of its Series E Preferred Stock to Vice-President-Director of Marketing valued at $2,503,737. (Note 7)

As of December 31, 2022, 10,000,000 shares of Series E Preferred Stock were issued and outstanding.

Series G Preferred Stock

The Company has designated 30,000,000 preferred shares, par value of $0.001, as Series G Preferred Stock with each twenty-five shares convertible into $1.00 of common stock of the Company based upon 80% of the average of the10-day closing bid price prior to the date of conversion.

Effective September 29, 2022, the Company issued 1,250,000 shares of its Series G Preferred Stock to an unaffiliated party for cash proceeds of $50,000.

As of December 31, 2022, 1,250,000 shares of Series G Preferred Stock were issued and outstanding.

Series H Preferred Stock

The Company has designated 1,000,000 preferred shares, par value of $0.001, as Series H Preferred Stock with conversion rights of 10 shares of common stock for each share of Series H Preferred Stock.

Effective December 31, 2022, the Company issued 1,000,000 shares of its Series H Preferred Stock to ICS Energy LLC, an unaffiliated party for oil and gas exploration service valued at $419,212.

As of December 31, 1,000,000 shares of Series H Preferred Stock were issued and outstanding.

Common Stock

Year Ended December 31, 2022

During the year ended December 31, 2022, the Company issued 6,084,286 shares of common stock for proceeds of $133,000.

During the year ended December 31, 2022, the Company issued 6,225,000 shares of common stock for the note conversion of $45,000.

During the year ended December 31, 2022, the Company issued 9,350,000 shares of common stock to consultants valued at $697,980.

During the year ended December 31, 2022, the Company issued 3,000,000 shares of common stock at $0.07 per share to acquire a 30% interest in a marketing consulting company.

Year Ended December 31, 2021

During the year ended December 31, 2021, the Company issued 333,334 shares of common stock for cash proceed of $10,000.

During the year ended December 31, 2021, the Company issued 19,839,000 shares of common stock for the note conversion of $215,839.

As of December 31, 2022 and December 31, 2021, the Company had 162,562,328 and 137,903,042 shares of common stock issued and outstanding, respectively.

Stock Payable

During the year ended December 31, 2021, the Company received proceeds of $35,000 from stock subscription of 875,000 shares of common stock.

On August 8, 2022, the Company received proceeds of $7,500 from stock subscription of 250,000 shares of common stock.

On November 15, 2022, the Company received proceeds of $25,000 from stock subscription of 1,250,000 shares of common stock.

As of December 31, 2022 and 2021, the stock payable was $32,500 and $35,000, respectively.

NOTE 9 – INCOME TAX

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows as of December 31:

	December 31,	December 31,
	2022	2021
Net operating loss carryforward	$(19,671,738)	$(6,500,136)
Statutory tax rate	21%	21%
Deferred tax asset	(4,131,065)	(1,365,029)
Less: Valuation allowance	4,131,065	1,365,029
Net deferred asset	$-	$-

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. During the year ended December 31, 2022, the valuation allowance increased by $2,766,036. The Company has net operating and economic loss carry-forwards of approximately $19,671,738 available to offset future federal and state taxable income. Tax returns for the years ended 2017 through 2022 are subject to review by the tax authorities.

NOTE 10 – COMMITMENT

On April 1, 2022, the Company entered into employment contracts with the President and CCO of the Company.

The Company pay annual salary of $300,000 to the President of the Company commenced from April 1, 2022 and will expire on March 31, 2027 under a term of five years. The Company pay annual salary of $180,000 to the CCO of the Company commenced from April 1, 2022 and will expire on March 31, 2027 under a term of five years.

The Company agreed to pay the following management salaries through fiscal year 2027:

Fiscal Years Ended December 31,	Amount
2023	$480,000
2024	480,000
2025	480,000
2026	480,000
Thereafter	120,000
$2,040,000

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from January 1, 2023 through the date these financial statements were originally issued and determined the following events require disclosure:

Effective February 1, 2023, the Company issued 4 units of series I preferred stock and warrants, which comprises of 40,000 shares of series I preferred stock and 40,000 units of warrants to purchase up to 40,000 shares of common stock exercisable in two years at $0.75 per share, to an unaffiliated party for cash proceed of $20,000.

During the nine months ended September 30, 2023, pursuant to a court order, 86,225,000 shares of common shares from shareholders were cancelled.

During the nine months ended September 30, 2023, the Company issued 1,250,000 shares of common stock to an investor for cash proceed of $25,000.

During the nine months ended September 30, 2023, the Company issued 1,000,000 shares of common stock to Prestige Marketing Consultants Inc. valued at $40,000 for services, and 4,800,000 shares of common stock to unaffiliates valued at $286,500 for services.

During the nine months ended September 30, 2023, the Company issued 2,800,000 shares of common stock for note conversion of $2,800.

During the nine months ended September 30, 2023, the Company issued 1,200,000 shares of common stock at $0.058 per share to acquire an additional 40% interest in the marketing company. As of September 30, 2023, the Company holds 70% interest in Prestige Marketing Consultants, Inc.

On February 13, 2023, the Company entered into a promissory note with an unaffiliated party in the amount of $10,000 with one year term and an interest rate of 8% per annum. As of September 30, 2023, the accrued interest was $509.

On February 14, 2023, the Company entered into a promissory note with an unaffiliated party in the amount of $10,000 with one year term and an interest rate of 8% per annum. As of September 30, 2023, the accrued interest was $507.

During the nine months ended September 30, 2023, the Company issued convertible notes with aggregate principal amount of $820,000 for cash proceeds of $820,000. The notes bear interest at 10% per annum, are payable two years from issuance, and are convertible at 80% of the average 10-day trading price prior to date of conversion.

In September 30, 2023, Ingenious Roasters LLC, an Arizona limited liability company., was formed by the Company which is now holding 45% interest in the Company. No consideration was involved in the acquisition of Ingenious Roasters LLC.  The Company is currently developing future business plan with Ingenious Roasters LLC expected to commence in Q1 2024.

On October 2, 2023, the Company issued a convertible note to a non-affiliate in the amount of $70,000 for a loan made to the Company. The note bears interest at 10% per annum, is payable two years from issuance, and is convertible at 80% of the average 10-day trading price prior to date of conversion.

On October 3, 2023, the Company issued a convertible note to a non-affiliate in the amount of $100,000 for a loan made to the Company. The note bears interest at 10% per annum, is payable two years from issuance, and is convertible at 80% of the average 10-day trading price prior to date of conversion.

On October 16, 2023, the Company issued a convertible note to a non-affiliate in the amount of $30,000 for a loan made to the Company. The note bears interest at 10% per annum, is payable two years from issuance, and is convertible at 80% of the average 10-day trading price prior to date of conversion.

During October 2023, the Company issued 3,333,331 shares of common stock upon conversion by note holders of $180,000 of debts.

On November 3, 2203, the Company issued 10,000,000 shares of common stock to a convertible note holder in settlement of $85,000 debt and $68,635 accrued interest.

UNAUDITED INTERIM FINANCIAL STATEMENTS

For the nine months ended September 30, 2023

Southern ITS International, Inc.

Unaudited Consolidated Balance Sheets

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash	$224,744	$13,707
Accounts receivable and other receivables	10,661	-
Prepaid expenses	9,855	-
Inventory	189,763	10,297
Due from related parties	114,000	-
Total current assets	549,023	24,004

Long-term investment	-	210,000
Total Assets	$549,023	$234,004

Liabilities, Mezzanine Equity and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$32,454	$11,768
Accrued Interest	123,740	96,584
Due to related parties	669,834	337,287
Convertible notes payable	93,849	96,649
Note payable - related party	85,000	85,000
Notes payable	20,000	-
Derivative Liabilities	5,866,970	-
Total Current liabilities	6,891,847	627,288

Convertible notes payable, net of note discount of $665,554 and $0, respectively	154,446	-
Total Liabilities	7,046,293	627,288

Mezzanine Equity:
Series D Preferred stock, $0.001 par value, 2,500,000 shares designated; 2,500,000 shares issued and outstanding	2,500,000	2,500,000

Stockholders’ Deficit:
Preferred stock, $0.001 par value, 100,000,000 shares authorized
Series A Preferred stock, $0.001 par value, 10,000,000 shares designated; 5,000,000 shares issued and outstanding	5,000	5,000
Series B Preferred stock, $0.001 par value, 15,000,000 shares designated; 15,000,000 shares issued and outstanding	15,000	15,000
Series E Preferred stock, $0.001 par value, 10,000,000 shares designated; 10,000,000 shares issued and outstanding	10,000	10,000
Series G Preferred stock, $0.001 par value, 30,000,000 shares designated; 1,250,000 shares issued and outstanding	1,250	1,250
Series H Preferred stock, $0.001 par value, 1,000,000 shares designated; 1,000,000 shares issued and outstanding	1,000	1,000
Series I Preferred stock, $0.001 par value, 10,000,000 shares designated; 40,000 shares and 0 shares issued and outstanding, respectively	40	-
Common stock, $0.001 par value, 900,000,000 shares authorized; 87,387,328 and 162,562,328 shares issued and outstanding, respectively	87,387	162,562
Stock payable	32,500	32,500
Additional paid-in capital	17,294,177	16,551,142
Accumulated deficit	(26,443,624)	(19,671,738)
Total Stockholders' Deficit	(8,997,270)	(2,893,284)
Total Liabilities, Mezzanine Equity and Stockholders' Deficit	$549,023	$234,004

See accompanying notes to unaudited consolidated financial statements.

Southern ITS International, Inc.

Unaudited Consolidated Statements of Operations

	Nine Months Ended
	September 30,
	2023	2022

Revenue
Sales Revenue	$244,894	$60,725
Cost of Sales	132,197	28,919
Gross Profit	112,697	31,806

Operating expense
General and Administration	147,023	63,029
Professional fees	510,082	752,896
Professional fees - related parties	99,675	11,495,700
Management salaries - related parties	360,000	240,000
Share acquisition cost	279,600	-
Total operating expense	1,396,380	12,551,625

Loss from operations	(1,283,683)	(12,519,819)

Other expense
Interest expense	(272,939)	(12,575)
Loss on change in FV of derivative liabilities	(5,193,930)	-
Impairment of Inventory	(21,334)	-
Impairment loss on equity investment	-	(10,000)
Total other expense	(5,488,203)	(22,575)

Loss before income taxes	(6,771,886)	(12,542,394)

Income tax provision	-	-

Net Loss	$(6,771,886)	$(12,542,394)

Basic and diluted net income per common share:
Net loss per common share	$(0.08)	(0.08)
Weighted average number of common shares outstanding	88,044,654	150,219,117

See accompanying notes to unaudited consolidated financial statements.

Southern ITS International, Inc.

Unaudited Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit

For the Nine months ended September 30, 2023 and 2022

	Nine months ended
	September 30, 2023		September 30, 2022

	Shares	Amount	Shares	Amount
Series D Preferred Stock
Balance at beginning of period	2,500,000	$2,500,000	-	$-
Issuance for preferred D stock for acquisition of Shibue Couture, Inc.	-	-	2,500,000	2,500,000
Balance at end of period	2,500,000	$2,500,000	2,500,000	$2,500,000

Series A Preferred Stock
Balance at beginning of period	5,000,000	$5,000	5,000,000	$5,000
Balance at end of period	5,000,000	$5,000	5,000,000	$5,000

Series B Preferred Stock
Balance at beginning of period	15,000,000	$15,000	-	$-
Issuance for preferred B stock for services	-	-	15,000,000	15,000
Balance at end of period	15,000,000	$15,000	15,000,000	$15,000

Series E Preferred Stock
Balance at beginning of period	10,000,000	$10,000	-	$-
Issuance of preferred E stock for services	-	-	10,000,000	10,000
Balance at end of period	10,000,000	$10,000	10,000,000	$10,000

Series G Preferred Stock
Balance at beginning of period	1,250,000	$1,250	-	$-
Issuance of preferred G stock for cash	-	-	1,250,000	1,250
Balance at end of period	1,250,000	$1,250	1,250,000	$1,250

Series H Preferred Stock
Balance at beginning of period	1,000,000	$1,000	-	$-
Balance at end of period	1,000,000	$1,000	-	$-

Series I Preferred Stock
Balance at beginning of period	-	$-	-	$-
Issuance of preferred I stock and warrants for cash	40,000	40	-	-
Balance at end of period	40,000	$40	-	$-

Common Stock
Balance at beginning of period	162,562,328	$162,562	137,903,042	$137,903
Cancellation of common stock for court order	(86,225,000)	(86,225)	-	-
Issuance of common stock for cash	1,250,000	1,250	4,472,857	4,473
Issuance of common stock for services - related party	1,000,000	1,000	-	-
Issuance of common stock for conversion of debt	2,800,000	2,800	6,225,000	6,225
Issuance of common stock for services	4,800,000	4,800	9,100,000	9,100
Issuance of common stock for acquisition of Prestige Marketing Consultants, Inc.	1,200,000	1,200	-	-
Issuance of common stock for long-term investment in Prestige Marketing Consultants, Inc.	-	-	2,000,000	2,000
Balance at end of period	87,387,328	$87,387	159,700,899	$159,701

Stock Payable
Balance at beginning of period		$32,500		$35,000
Issuance of common stock for cash		-		(35,000)
Stock payable		-		27,500
Balance at end of period		$32,500		$27,500

Additional Paid-In Capital
Balance at beginning of period		$16,551,142		$6,051,779
Issuance of common stock for cash		23,750		123,527
Issuance of common stock for conversion of debt		224,000		38,775
Issuance of common stock for services - related party		39,000		-
Cancellation of common stock for court order		86,225		-
Issuance of preferred B stock to related parties for service		-		6,438,606
Issuance of preferred E stock to related parties for service		-		4,997,474
Issuance of preferred I stock and warrants for cash		19,960		-
Issuance of common stock for services		281,700		668,880
Issuance of common stock for acquisition of Prestige Marketing Consultants, Inc.		68,400		138,000
Issuance for preferred G stock for cash		-		48,750
Acquisition adjustment		-		(2,500,000)
Balance at end of period		$17,294,177		$16,005,791

Accumulated Deficit
Balance at beginning of period		$(19,671,738)		$(6,500,136)
Net loss		(6,771,886)		(12,542,394)
Balance at end of period		$(26,443,624)		$(19,042,530)

Total Stockholders' Deficit at beginning of period		$(2,893,284)		$(270,454)
Total Stockholders' Deficit at end of period		$(8,997,270)		$(2,818,288)

See accompanying notes to unaudited consolidated financial statements.

Southern ITS International, Inc.

Unaudited Consolidated Statement of Cash Flow

	Nine Months Ended
	September 30,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(6,771,886)	$(12,542,394)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation - related parties	40,000	11,461,080
Stock based compensation - non-affiliates	286,500	677,980
Share acquisition cost	279,600	-
Loss on fair value of derivative liabilities	5,193,930	-
Amortization of debt discount	231,486	-
Impairment of Inventory	21,334	-
Impairment loss on long-term investment	-	10,000
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(10,661)	15,601
Prepaid expenses	(9,855)	-
Inventory	(200,800)	-
Accounts payable and accrued liabilities	20,687	11,402
Accrued interest	27,155	12,575
Accrued salary payable to related parties	360,000	240,000
Net cash used in operating activities	(532,510)	(113,756)

Cash Flows from Investing Activities
Long-term Investment	-	(5,000)
Advances to related parties	(114,000)	-
Net cash used in investing activities	(114,000)	(5,000)

Cash Flows from Financing Activities
Proceeds from issuance of preferred I stock and warrants	20,000	-
Proceeds from issuance of preferred G stock	-	50,000
Proceeds from issuance of convertible notes	820,000	10,000
Proceeds from issuance of common stock	25,000	93,000
Proceeds from issuance of stock payable	-	27,500
Proceeds from issuance of promissory notes	20,000	-
Advances from related parties	16,500	26,120
Repayment to related parties	(43,953)	(29,620)
Net cash provided by financing activities	857,547	177,000

Net change in cash and cash equivalents	211,037	58,244
Cash - beginning of period	13,707	9,654
Cash - end of period	$224,744	$67,898

Supplemental cash flow disclosures:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activity:
Cancellation of common stock for court order	$86,225	$-
Debt discount from derivative liabilities	$897,040	$-
Derivative liabilities reclass to additional paid-in capital due to note conversion	$224,000	$-
Issuance of common stock for conversion of debt	$2,800	$45,000
Issuance for preferred D stock for acquisition of Shibue Couture, Inc.	$-	$2,500,000
Issuance of common stock for acquisition of Prestige Marketing Consultants, Inc.	$69,600	$140,000

See accompanying notes to unaudited consolidated financial statements.

Southern ITS International, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2023

NOTE 1 – NATURE AND DESCRIPTION OF BUSINESS

Southern ITS International, Inc. the (“Company”) was incorporated in the State of Nevada on September 27, 1984.

The Company executed an exchange agreement on June 29, 2017 with Evolution Enterprises LLC (“the Subsidiary”) whereby the Company will sell or divest is previous, existing businesses, acquire 100% of the membership interests in Evolution Enterprises LLC for the issuance of 69,000,000 new common shares in the Company, and Evolution Enterprises LLC will become a wholly owned subsidiary of the Company. Subsequently thereto, the Agreement was declared in default.

On November 19, 2021, the Company and other founders formed Pure Oil & Gas Inc. in which the Company holds 20% interest under equity investment.

Effective April 1, 2022, the Company issued an aggregate of 2,500,000 shares of its Series D Preferred Stock in connection with the acquisition of Shibue Couture, Inc.

Effective April 18, 2022, the Company acquired a 30% interest in Growth Goods, Inc., a Des Moines, Iowa – based e-Commerce company. Growth Good, Inc. was formed by the Company and other founders on February 25, 2022. The Company owns 150,000 shares of the 500,000 authorized and issued shares of common stock. No consideration was involved in the acquisition of 30% interest in Growth Goods, Inc. Growth Goods, Inc. was formed as the distribution and warehousing center for Shibue Couture, Inc.. The Company has a controlling financial interest in and is the primary beneficiary of Growth Goods, Inc. being the variable interest entity of the Company.

During the year ended December 31, 2022, the Company issued 3,000,000 shares of common stock at $0.07 per share to acquire a 30% interest in Prestige Marketing Consultants, Inc., a State of Delaware based marketing consulting company. On June 30, 2023, the Company issued 1,200,000 shares of common stock at $0.058 per share to acquire an additional 40% interest in the marketing company. As of September 30, 2023, Prestige Marketing Consultants, Inc. do not have any net assets and operations and the Company fully impaired the 70% investment holding in the Company.

In September 30, 2023, Ingenious Roasters LLC, an Arizona limited liability company., was formed by the Company which is now holding 45% interest in the Company. No consideration was involved in the acquisition of Ingenious Roasters LLC.  The Company is currently developing future business plan with Ingenious Roasters LLC expected to commence in Q1 2024.

As of September 30, 2023, the Company holds a 100% interest in Shibue Couture, Inc., a 20% interest in Pure, Oil & Gas, Inc., 30% interest in Growth Goods, Inc. and a 45% interest in Ingenious Roasters LLC.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements as of September 30, 2023 include the accounts of the Company, its wholly-owned subsidiary of Shibue Couture, Inc. and its variable interest entity Growth Goods, Inc. All intercompany accounts and activities have been eliminated. These consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures,” which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts payable, note payable, due to related parties and accrued liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 –	quoted prices in active markets for identical assets or liabilities
Level 2 –	quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 –	inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The derivative liability in connection with the conversion feature of the convertible debt, classified as a level 3 liability, is the only financial liability measured at fair value on a recurring basis.

The following table summarizes fair value measurement by level at September 30, 2023, measured at fair value on a recurring basis:

September 30, 2023	Level 1	Level 2	Level 3	Total
Liabilities
Derivative liabilities	-	-	5,866,970	5,866,970

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company does not have any cash equivalents.

Accounts Receivable

Accounts receivable are recorded in accordance with ASC 310, “Receivables.” Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company does not currently have any amount recorded as an allowance for doubtful accounts. Based on management’s estimate and based on all accounts being current, the Company has not deemed it necessary to reserve for doubtful accounts at this time.

As of September 30, 2023 and December 31, 2022, the Company had accounts receivable of $8,960 and $0, respectively.

Inventory

Inventory is stated at lower of cost or net realizable value, with cost being determined on the first-in, first-out (“FIFO”) method.

No reserves are considered necessary for slow moving or obsolete inventory as inventory on hand at quarter-end was purchased near the end of the quarter. The Company continuously evaluates the adequacy of these reserves and makes adjustments to these reserves as required. During the nine months ended September 30, 2023, the Company recorded inventory impairment cost of $21,334.

Prepaid Expense

Prepaid expenses relate to prepayment made for future press release services in advance that will be expensed over time as the benefit of the services is received in the future expected within one year. As of September 30, 2023, and December 31, 2022, prepaid expense was $9,855and $0, respectively.

Revenue Recognition

The Company recognizes revenue from the sale of products in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

The Company’s revenue derives from product sales from its wholly owned subsidiary Shibue Couture, Inc. During the nine months ended September 30, 2023 and 2022, the Company recognized sales revenue of $244,893 and $60,725 and incurred cost of sales of $132,197 and $28,919, resulting in gross profit of $112,697 and $31,806, respectively.

Segments

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one operating segment and all of the Company’s revenues and operations are currently in the United States.

Earnings (Loss) per Share

The Company computes basic and diluted net loss per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic loss per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding during the reporting period. Diluted loss per share reflects the potential dilution that could occur if convertible notes to issue common stock were converted resulting in the issuance of common stock that could share in the loss of the Company. For the nine months ended September 30, 2023 and 2022, convertible notes, convertible preferred shares and warrants were dilutive instruments and were not included in the calculation of diluted loss per share as their effect would be antidilutive.

	September 30, 2023	September 30, 2022
	(Shares)	(Shares)
Preferred Shares	300,458,596	307,058,149
Convertible Notes	88,469,875	75,948,500
Warrants	40,000	-
Common Stock Payable	1,500,000	821,429
	390,468,471	383,828,078

As of September 30, 2023 and 2022, the Company had 34,790,000 shares and 33,750,000 shares of preferred stock issued and outstanding that are convertible into 300,458,596 shares and 307,058,149 shares of common stock, respectively. (Note 10)

As of September 30, 2023 and 2022, the Company had the principal amount of convertible notes of $913,849 and $96,649 that are convertible into 88,469,875 shares and 75,948,500 shares of common stock, respectively. (Note 6)

As of September 30, 2023, the Company had 40,000 outstanding warrants to purchase up to 40,000 shares of common stock exercisable in two years at $0.75 per share. (Note 10)

As of September 30, 2023 and 2022, the Company had stock payable of $32,500 and $27,500 for outstanding 1,500,000 shares and 821,429 shares of common stock. (Note 10)

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources.

Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

Contingent assets are not recognized in the financial statements. A contingent asset is disclosed where an inflow of economic benefits is probable. Contingent assets are assessed continually and, if it is virtually certain that an inflow of economic benefits will arise, the asset and related income are recognized in the period in which the change occurs.

Related Party Balances and Transactions

The Company follows FASB ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transaction.

Convertible Financial Instruments

The Company bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable U.S. GAAP.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For our derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

Share-Based Compensation

The Company accounts for share-based compensation under the fair value method in accordance with ASC 718, “Compensation – Stock Compensation,” which requires all such compensation to employees and non-employees to be calculated based on its fair value of the equity instrument at the grant date and recognized in the earnings over the requisite service or vesting period.

During the nine months ended September 30, 2023 and 2022, the Company recorded $326,500 and $12,139,060 in stock-based compensation, respectively. The stock-based compensation incurred from common stock awarded to consultants and executives was reported under wages and consulting fees in the statements of operation.

	Nine Months Ended
	September 30,
	2023	2022
Common stock award to consultants	$286,500	$11,461,080
Common and Preferred stock award to management and executives - related parties	40,000	677,980
	$326,500	$12,139,060

NOTE 3 - GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has an accumulated deficit of $26,443,624 from inception to September 30, 2023 and incurred net loss of $6,771,886 for the nine months ended September 30, 2023. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to address the going concern issue by funding future operations through revenues, the sale of equity capital and by loans, if needed.

The Company is changing its business operations and anticipates that it will be able to have profitable operations in the near future. The Company believes its current available cash, along with anticipated revenues, will be sufficient to meet its cash needs for the near future. There can be no assurance that future financing will be available in amount for terms acceptable to the Company, if at all.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue its operations is dependent on Management's plans, which include expanding the new business of Shibue Couture, Inc. and Growth Goods, Inc., the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

The Company may need to incur additional liabilities with certain related parties to sustain the Company’s existence.

These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - LONG-TERM INVESTMENT

During the year ended December 31, 2022, the Company issued 3,000,000 shares of common stock at $0.07 per share to acquire a 30% interest in Prestige Marketing Consultants, Inc., a State of Delaware, – based marketing consulting company. On June 30, 2023, the Company issued 1,200,000 shares of common stock at $0.058 per share to acquire an additional 40% interest in the marketing company. As of June 30, 2023, the Company holds 70% interest in Prestige Marketing Consultants, Inc. As of September 30, 2023, Prestige Marketing Consultants, Inc. do not have any net assets and operations and the Company fully impaired the investment and expensed as stock acquisition cost in the statement of operations. As of September 30, 2023 and December 31, 2022, the Company has equity investment in Prestige Marketing Consultants Inc. of $0 and $210,000, respectively.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

As of September 30, 2023 and December 31, 2022, the Company had convertible notes payable of $913,849 and $96,649, and a debt discount of $665,554 and $0, for a net carrying amount of $248,295 and $96,649, respectively.

The terms of the promissory notes are summarized as follows:

•Loan Expiry Term ranged from due on demand to two years

•Weighted Average Remaining Term ranged form due on demand to 1.67 years

•Annual Interest Rate ranged from 8% to 10% per annum

•Convertible Rate ranged from:

oconvertible at fixed rate at $0.001 per share

oconvertible at fixed rate at $0.002 per share

oconvertible at 80% of the average 10-day trading price prior to date of conversion

During the nine months ended September 30, 2023, the Company issued convertible notes for aggregate principal amount of $820,000 for cash proceeds of $820,000.

During the nine months ended September 30, 2023, the Company issued 2,800,000 shares of common stock for note conversion of $2,800.  (Note 10) The corresponding derivative liability at the date of conversion of $224,000 was credited to additional paid in capital.

During the nine months ended September 30, 2023, the Company incurred amortization of note discount of $231,486.

During the nine months ended September 30, 2023, the Company accrued interest expense of $33,944 and repaid accrued interest of $14,250. As of September 30, 2023 and December 31, 2022, the accrued interest was $51,443 and $31,749, respectively.

NOTE 6 - DERIVATIVE LIABILITY

The Company analyzed the conversion options for derivative accounting consideration under ASC 815, Derivatives and Hedging, and hedging, and determined that the instrument should be classified as a liability when the conversion option becomes effective.

The following table summarizes the derivative liabilities included in the balance sheet at September 30, 2023:

Balance - December 31, 2022	$-
Addition of new derivative liabilities upon issuance of convertible notes as debt discount	5,331,232
Reduction of derivative liabilities from conversion of convertible notes	(224,000)
Loss on change in fair value of the derivative	759,738
Balance - September 30, 2023	$5,866,970

The following table summarizes the loss (gain) on derivative liability included in the income statement for the nine months ended September 30, 2023 and 2022, respectively.

	Nine Months Ended
	September 30,	September 30,
	2023	2022
Day one loss due to derivative liabilities on convertible notes	$4,434,192	$-
Loss on change in fair value of derivative liabilities on convertible notes	759,738	-
Loss on change in fair value of derivative liabilities	$5,193,930	$-

The table below shows the Black-Scholes option-pricing model inputs used by the Company to value the derivative liability for convertible notes at each measurement date:

Nine Months Ended
	September 30,	September 30,
	2023	2022
Expected term	Due on demand to 1.67 years	-
Expected average volatility	200% - 217%	-
Expected dividend yield	-	-
Risk-free interest rate	3.86% - 5.03%	-

NOTE 7 – NOTES PAYABLE – RELATED PARTY

On July 1, 2017, the Company entered into a promissory note with our sole officer and director, Sylvain Desrosiers in the amount of $107,291 with an interest rate of 20% per annum. The note was partially paid off and as of September 30, 2023 has an outstanding principal balance of $85,000. The interest rate was renegotiated to 10% per annum effective January 1, 2018. The note is now payable on demand. During the nine months ended September 30, 2023 and 2022, the Company recorded interest expense of $6,446 and $6,446 respectively. As of September 30, 2023 and December 31, 2022, the accrued interest payable was $71,282 and $64,836, respectively.

NOTE 8 – NOTE PAYABLE

On February 13, 2023, the Company entered into a promissory note with an unaffiliated party in the amount of $10,000 with one year term and an interest rate of 8% per annum. As of September 30, 2023, the accrued interest was $509.

On February 14, 2023, the Company entered into a promissory note with an unaffiliated party in the amount of $10,000 with one year term and an interest rate of 8% per annum. As of September 30, 2023, the accrued interest was $507.

NOTE 9 – RELATED PARTY TRANSACTIONS

Amount due to related parties

During the nine months ended September 30, 2023 and 2022, the President of the Company made $7,200 and $26,120 advancement to the Company and was repaid for $31,953 and $25,620, respectively. The Company accrued management salary of $225,000 and $150,000 for the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023 and December 31, 2022, the amount due to the President of the Company was $408,484 and $150,500, respectively.

During the nine months ended September 30, 2023, the Company made consulting fee payment of $56,675 to Financial Capital Group, LLC. and Aim Financial Group, LLC for which the President of the Company serving as the general partner.

During the nine months ended September 30, 2023, Financial Capital Group, LLC. advanced $9,300 to the Company. The loan is non-interest bearing and due on demand. As of September 30, 2023, the amount due to Financial Capital Group, LLC. was $9,300.

During the nine months ended September 30, 2023 and 2022, the Company accrued management salary of $135,000 and $90,000 to the Chief Compliance Officer (“CCO”) of the Company, respectively. During the nine months ended September 30, 2023 and 2022, he was also repaid at $12,000 and $4,000, As of September 30, 2023 and December 31, 2022, the amount due to the CCO of the Company was $252,000 and $129,000, respectively.

During the nine months ended September 30, 2023, the VP Director of Internet Sales of the Company made $100 advancement to the Company. As of September 30, 2023 and December 31, 2022, the amount due to the VP Director of the Company was $150 and $50, respectively.

As of September 30, 2023 and December 31, 2022, the amount due to related parties was $669,834 and $337,287, respectively.

Amount due from related parties

During the nine months ended September 30, 2023, the Company advanced $129,000 to Pure Oil & Gas, Inc., for which the Company is holding 20% in the Company under equity investment and was repaid for $65,000. As of September 30, 2023, the amount due from the related party was $64,000. The loan is non-interest bearing and due on demand.

During the nine months ended September 30, 2023, the Company advanced $50,000 to Ingenious Roasters LLC, a limited liability company formed by the Company in September 2023 with a 45% interest held by the Company. The loan is non-interest bearing and due on demand.

NOTE 10 – MEZZANINE AND STOCKHOLDERS’ EQUITY

The Company has authorized shares of common stock of 900,000,000 shares, par value of $0.001, and authorized shares of preferred stock to 100,000,000 shares, par value of $0.001.

Preferred Stock – Mezzanine Equity

Series D Preferred Stock

The Company has designated 2,500,000 preferred shares, par value of $0.001, as Series D Preferred Stock with each share convertible into $1.00 of common stock of the Company.

Effective April 1, 2022, the Company issued an aggregate of 2,500,000 shares of its Series D Preferred Stock at a deemed value of $2,500,000 in connection with the acquisition of Shibue Couture, Inc.

The Company determined that the Series D Preferred Stock should be classified as Mezzanine Equity (temporary equity outside of permanent equity), that the Series D Preferred Stock more closely aligned with debt as the stock has  fixed value of $1 per share or $2,500,000 in total, either redeemable at the company’s option for cash of $1 per share or converted by the shareholder’s option at a conversion value of $1 per share of equivalent common stock.

As of September 30, 2023 and December 31, 2022, 2,500,000 shares of Series D Preferred Stock were issued and outstanding.

Preferred Stock - Equity

Series A Preferred Stock

The Company has designated 10,000,000 preferred shares, par value of $0.001, as Series A Preferred Stock with preferred voting rights equal to 500 votes for each 1 preferred share. As of September 30, 2023 and December 31, 2022, 5,000,000 shares of Series A Preferred Stock were issued and outstanding.

Series B Preferred Stock

The Company has designated 15,000,000 preferred shares, par value of $0.001, as Series B Preferred Stock with conversion rights of 10 shares of common stock for each share of Series B Preferred Stock.

Effective April 1, 2022, the Company issued 10,000,000 shares of its Series B Preferred Stock to the President of the Company valued at $4,302,404 and 5,000,000 shares of its Series B Preferred Stock to the COO of the Company valued at $2,151,202. (Note 8)

As of September 30, 2023 and December 31, 2022, 15,000,000 shares of Series B Preferred Stock were issued and outstanding.

Series E Preferred Stock

The Company has designated 10,000,000 preferred shares, par value of $0.001, as Series E Preferred Stock with conversion rights of 10 shares of common stock for each share of Series E Preferred Stock.

Effective April 18, 2022, the Company issued 5,000,000 shares of its Series E Preferred Stock to Vice-President-Director of Internet Sales valued at $2,503,737 and 5,000,000 shares of its Series E Preferred Stock to Vice-President-Director of Marketing valued at $2,503,737. (Note 8)

As of September 30, 2023 and December 31, 2022, 10,000,000 shares of Series E Preferred Stock were issued and outstanding.

Series G Preferred Stock

The Company has designated 30,000,000 preferred shares, par value of $0.001, as Series G Preferred Stock with each twenty-five shares convertible into $1.00 of common stock of the Company based upon 80% of the average of the10-day closing bid price prior to the date of conversion.

Effective September 29, 2022, the Company issued 1,250,000 shares of its Series G Preferred Stock to an unaffiliated party for cash proceeds of $50,000.

As of September 30, 2023 and December 31, 2022, 1,250,000 shares of Series G Preferred Stock were issued and outstanding.

Series H Preferred Stock

The Company has designated 1,000,000 preferred shares, par value of $0.001, as Series H Preferred Stock with conversion rights of 10 shares of common stock for each share of Series H Preferred Stock.

Effective December 31, 2022, the Company issued 1,000,000 shares of its Series H Preferred Stock to ICS Energy LLC, an unaffiliated party for oil and gas exploration service valued at $419,212.

As of September 30, 2023 and December 31, 2022, 1,000,000 shares of Series H Preferred Stock were issued and outstanding.

Series I Preferred Stock

The Company has designated 10,000,000 preferred shares, par value of $0.001, as Series I Preferred Stock with each twenty-five shares convertible into $1.00 of common stock of the Company based upon 80% of the average of the10-day closing bid price prior to the date of conversion.

Effective February 1, 2023, the Company issued 4 units of series I preferred stock and warrants, which comprises of 40,000 shares of series I preferred stock and 40,000 units of warrants to purchase up to 40,000 shares of common stock exercisable in two years at $0.75 per share, to an unaffiliated party for cash proceed of $20,000.

As of September 30, 2023, 40,000 shares of Series I Preferred Stock were issued and outstanding.

Common Stock

Nine Months Ended September 30, 2023

During the nine months ended September 30, 2023, pursuant to a court order, 86,225,000 shares of common shares from shareholders were cancelled.

During the nine months ended September 30, 2023, the Company issued 1,250,000 shares of common stock to an investor for cash proceed of $25,000.

During the nine months ended September 30, 2023, the Company issued 1,000,000 shares of common stock to Prestige Marketing Consultants Inc. valued at $40,000 for services, and 4,800,000 shares of common stock to unaffiliates valued at $286,500 for services.

During the nine months ended September 30, 2023, the Company issued 2,800,000 shares of common stock for note conversion of $2,800.

During the nine months ended September 30, 2023, the Company issued 1,200,000 shares of common stock at $0.058 per share to acquire an additional 40% interest in the marketing company. As of September 30, 2023, the Company holds 70% interest in Prestige Marketing Consultants, Inc.

Nine Months Ended September 30, 2022

During the nine months ended September 30, 2022, the Company issued 4,472,857 shares of common stock for proceeds of $93,000.

During the nine months ended September 30, 2022, the Company issued 6,225,000 shares of common stock for note conversion of $45,000.

During the nine months ended September 30, 2022, the Company issued 9,100,000 shares of common stock to consultants valued at $677,980.

During the nine months ended September 30, 2022, the Company issued 2,000,000 shares of common stock at $0.07 per share to acquire a 30% interest in a marketing consulting company.

As of September 30, 2023 and December 31, 2022, the Company had 87,387,328 and 162,562,328 shares of common stock issued and outstanding, respectively.

Stock Payable

On August 8, 2022, the Company received proceeds of $7,500 from stock subscription of 250,000 shares of common stock.

On November 15, 2022, the Company received proceeds of $25,000 from stock subscription of 1,250,000 shares of common stock.

As of September 30, 2023 and December 31, 2022, the stock payable was $32,500.

Warrant

During the nine months ended September 30, 2023, the Company grant a warrant to purchase up to 40,000 shares of common stock exercisable in two years at $0.75 per share.

NOTE 11 – COMMITMENT

On April 1, 2022, the Company entered into employment contracts with the President and CCO of the Company.

The Company pay annual salary of $300,000 to the President of the Company commenced from April 1, 2022 and will expire on March 31, 2027 under a term of five years. The Company pay annual salary of $180,000 to the CCO of the Company commenced from April 1, 2022 and will expire on March 31, 2027 under a term of five years.

The Company agreed to pay the following management salaries through fiscal year 2027:

Fiscal Years Ended December 31,	Amount
Remaining of 2023	$120,000
2024	480,000
2025	480,000
2026	480,000
2027	120,000
Thereafter	-
$1,680,000

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from October 1, 2023 through the date these financial statements were originally issued and determined the following events require disclosure:

On October 2, 2023, the Company issued a convertible note to a non-affiliate in the amount of $70,000 for a loan made to the Company. The note bears interest at 10% per annum, is payable two years from issuance, and is convertible at 80% of the average 10-day trading price prior to date of conversion.

On October 3, 2023, the Company issued a convertible note to a non-affiliate in the amount of $100,000 for a loan made to the Company. The note bears interest at 10% per annum, is payable two years from issuance, and is convertible at 80% of the average 10-day trading price prior to date of conversion.

On October 16, 2023, the Company issued a convertible note to a non-affiliate in the amount of $30,000 for a loan made to the Company. The note bears interest at 10% per annum, is payable two years from issuance, and is convertible at 80% of the average 10-day trading price prior to date of conversion.

During October 2023, the Company issued 3,333,331 shares of common stock upon conversion by note holders of $180,000 of debts.

On November 3, 2203, the Company issued 10,000,000 shares of common stock to a convertible note holder in settlement of $85,000 debt and $68,635 accrued interest.